UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Foster Wheeler AG

(Name of Registrant as Specified In Its Charter)

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FOSTER WHEELER AG
c/o Bär & Karrer AG
Baarerstrasse 8
6301 Zug
Switzerland

NOTICE OF AND INVITATION TO ATTEND THE ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 6, 2009

The Annual General Meeting of Shareholders of Foster Wheeler AG, which we refer to as the Annual General Meeting, will be held at Focus Business Center, Dammstrasse 19, 6301 Zug, Switzerland, on May 6, 2009, at 1:00 p.m., Central European Time.
Agenda of the Annual General Meeting 2009:
1.	Re-election of Three Board Members for Three-Year Terms

The Board of Directors proposes that Robert C. Flexon, Maureen B. Tart-Bezer and James D. Woods be re-elected for a further three-year term of office expiring at our annual general meeting to be held in 2012.

2.	Re-election of Independent Auditor

The Board of Directors proposes that PricewaterhouseCoopers AG, Switzerland be re-elected as our independent auditor (“Revisionsstelle”) for the fiscal year 2009.

3.	Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors proposes that the appointment of PricewaterhouseCoopers LLP by the Audit Committee as our independent registered public accounting firm for the fiscal year 2009 be ratified by our shareholders in a consultative vote.

4.	Other Business

The Annual General Meeting will address any other matters that properly come before the Annual General Meeting.
On February 9, 2009, Foster Wheeler AG became the ultimate parent company of Foster Wheeler Ltd., a Bermuda company, which we refer to in the attached proxy statement as Foster Wheeler-Bermuda, and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law. In the redomestication all of the previously outstanding common shares of Foster Wheeler-Bermuda were cancelled and each holder of cancelled Foster Wheeler-Bermuda common shares received registered shares of Foster Wheeler AG (or cash in lieu of any fractional shares), which we refer to in the attached proxy statement as “shares.” Except as the context otherwise requires, we use the terms “we,” “us,” “our,” and “Foster Wheeler,” in the attached proxy statement to refer to Foster Wheeler AG and its direct and indirect subsidiaries on a consolidated basis for the period beginning on February 9, 2009 and Foster Wheeler-Bermuda and its direct and indirect subsidiaries on a consolidated basis for the period prior to February 9, 2009.
As a result of our redomestication to Switzerland, several aspects of the Annual General Meeting and voting processes are different from the Annual General Meeting and voting processes previously applicable to us under Bermuda law. We encourage you to read the proxy statement carefully for an explanation of how to vote or submit proxies under Swiss law.
The audited consolidated financial statements of Foster Wheeler-Bermuda for the fiscal year ended December 26, 2008 and the audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2008 (which were approved by Foster Wheeler-Bermuda as sole shareholder on February 3, 2009) will be available at the Annual General Meeting and any postponements of the meeting.
All holders of our shares that are registered in our share register with voting rights at the close of business on March 9, 2009 are entitled to vote at the Annual General Meeting and any postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about March 31, 2009. Notice of the Annual General Meeting will also be published in the Swiss Official Journal of Commerce.

Please date, sign and return the enclosed proxy card(s) in the enclosed, postage-paid envelope as promptly as possible or, if you hold your shares through an intermediary such as a bank or broker, vote your shares by following the voting instructions you receive from your bank or broker so that your shares may be represented at the Annual General Meeting and voted in accordance with your wishes.
Important note to shareholders: please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.
Admission to the Annual General Meeting will be by ticket only. If you are a shareholder whose shares are registered in the share register as entitled to vote and plan to attend the meeting, please check the appropriate box on the proxy card. In all cases, retain the bottom portion of the proxy card as your admission ticket to the Annual General Meeting. If you are a shareholder whose shares are held through an intermediary, such as a bank or broker, please follow the instructions in the attached proxy statement to obtain a ticket.
By Order of the Board of Directors
PETER J. GANZ
Executive Vice President, General Counsel and Secretary
March 31, 2009
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL
MEETING, PLEASE PROMPTLY RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE. IF
YOU HOLD THROUGH AN INTERMEDIARY SUCH AS A BANK OR BROKER PROMPTLY DIRECT THE
VOTING OF YOUR SHARES BY TELEPHONE OR INTERNET OR ANY OTHER METHOD DESCRIBED IN THE
INSTRUCTIONS YOU RECEIVE FROM YOUR BROKER.

i

FOSTER WHEELER AG
c/o Bär & Karrer AG
Baarerstrasse 8
6301 Zug
Switzerland

PROXY STATEMENT

For the Annual General Meeting of Shareholders
to be held on May 6, 2009

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Foster Wheeler AG to be voted at the Annual General Meeting of Shareholders to be held on May 6, 2009, and any postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of and Invitation to Attend the Annual General Meeting of Shareholders. This proxy statement and the accompanying proxy card are being sent to shareholders on or about March 31, 2009. If you own registered shares, please date, sign and return all proxy cards to ensure that all of your shares are represented at the Annual General Meeting.
Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies or, in the absence of specific instructions, in accordance with the recommendations of our Board of Directors. You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Annual General Meeting or attending the meeting in person and casting a ballot.
A copy of our Annual Report on Form 10-K, including Foster Wheeler-Bermuda’s audited financial statements for the fiscal year ended December 26, 2008, filed with the Securities and Exchange Commission, which we refer to as the SEC, is enclosed with this proxy statement. Our Annual Report on Form 10-K also is available publicly on our web site at www.fwc.com. The audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2008 (which were approved by Foster Wheeler-Bermuda as sole shareholder on February 3, 2009) and the auditor’s report thereon and our Annual Report on Form 10-K, including the audited consolidated financial statements of Foster Wheeler-Bermuda for the fiscal year ended December 26, 2008 and the auditor’s report thereon will be available for inspection by shareholders beginning April 15, 2009 at our registered office at c/o Bär & Karrer AG, Baarerstrasse 8, 6301 Zug, Switzerland. Shareholders may also request copies of these documents at no cost, by writing or telephoning our executive offices at the following address:
Foster Wheeler AG
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Peter J. Ganz
Telephone: (908) 730-4000
Facsimile: (908) 730-5300
Our Board of Directors has fixed the close of business on March 9, 2009 as the record date for determination of shareholders entitled to vote at the Annual General Meeting and any postponements thereof. There were 126,416,237 shares registered with voting rights outstanding as of March 9, 2009.
Admission to the Annual General Meeting will be by ticket only. For shareholders of record entitled to vote, the bottom portion of the enclosed proxy card is your meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets by writing to the Office of the Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey, 08809-4000, and include proof of share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming your beneficial ownership of such shares as of the record date of March 9, 2009.
Important Notice Regarding the Availability of Proxy Materials for the Annual General
Meeting of Shareholders to Be Held on May 6, 2009. This proxy statement and our annual report to shareholders are available at www.fwc.com/2009AMmaterials.

PART I
THE ANNUAL GENERAL MEETING
Time, Date and Place
The Annual General Meeting will be held at 1:00 p.m. Central European Time on Wednesday, May 6, 2009, at Focus Business Center, Dammstrasse 19, 6301 Zug, Switzerland.
Who Can Vote
Only shareholders who are registered as shareholders with voting rights at the close of business on March 9, 2009, as shown in our register of members, will be entitled to vote, or to grant proxies to vote, at the Annual General Meeting. If you acquire shares after the record date you will not be entitled to vote these shares.
Under our articles of association, only shareholders whose shares are registered with voting rights in our share register are entitled to vote. If you hold your shares in street name, your shares are registered in the name of CEDE & Co. with voting rights and you can direct your bank, broker or other shareholder of record how to vote your shares as described below. If you are a shareholder of record and received your shares in connection with our redomestication to Switzerland, your shares are registered in your name with voting rights.
Shareholders of Record and Beneficial Owners
If your shares are registered directly in our share register administered by Mellon Investor Services LLC in your name, you are considered, for those shares, to be the “shareholder of record.” The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, Proxy Statement, Annual Report on Form 10-K and proxy card documents have been sent directly to you by us.
If your shares are held in street name in a stock brokerage account or by a bank or other shareholder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, Proxy Statement, Annual Report on Form 10-K and proxy card documents have been forwarded to you by your bank, broker or other shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.
Quorum
Our Articles of Association require the presence of a quorum for the Annual General Meeting. The presence at the Annual General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our shares registered with voting rights will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the Annual General Meeting.
Proxies
A proxy card is being sent to each of our shareholders of record entitled to vote who held shares as of the record date. Shareholders of record who are entitled to vote can grant a proxy to vote on the proposals presented by completing a proxy card and returning it by mail as explained in the next section entitled “How You Can Vote.” If you hold shares in street name through an intermediary, such as a bank, broker, or other nominee, you will receive voting instructions from that firm. Your bank or broker may allow you to direct the voting of your shares by methods other than by mail, including by Internet or telephone. Please check the voting instruction form(s) provided to you by such person to see if they offer Internet or telephone voting.

On your proxy card, you can appoint as your proxy either:
•	The members of management of Foster Wheeler as named on the proxy card; or

•
Mr. Sandro Tobler, Reichlin & Hess, Rechtsanwälte, Hofstrasse 1a, 6300 Zug, Switzerland, acting as independent proxy as specified in article 689c of the Swiss Code of Obligations (with right of substitution to a third person in the case of compelling circumstances) as required under Swiss law.

If you have timely submitted your properly executed proxy card(s) and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but have not clearly indicated your vote on any of the proposals, your shares will be voted “FOR” such proposals.
If any other matters are properly presented at the Annual General Meeting for consideration, the members of our management named in the proxy card will vote on these matters in accordance with the recommendations of our Board of Directors. Mr. Tobler, the independent proxy, will not be entitled to vote on any such matter without instruction. We are not aware of any matters that are expected to come before the Annual General Meeting other than those described in this proxy statement.
How You Can Vote
Each outstanding share registered with voting rights is entitled to one vote at the Annual General Meeting. Pursuant to rules of the SEC, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote “for,” “against” or “abstain” on a proposal.
If your shares are registered in Foster Wheeler’s share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Annual General Meeting.
Please mark your proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you misplaced your business reply envelope, you should mail your proxy card to BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3550, South Hackensack, New Jersey 07606-9250. If you plan to attend the Annual General Meeting, please retain the bottom portion of the proxy card as your admission ticket. Please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.
If you hold shares through an intermediary such as a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the shares it holds in accordance with instructions received. Therefore, please follow the instructions provided by your broker when directing the voting of your shares. If you do not give instructions to a broker, your broker can vote the shares it holds with respect to “discretionary” or routine proposals if your broker is subject to New York Stock Exchange, which we refer to as NYSE, Rule 452. However, under NYSE Rule 452, your broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. All of the proposals in this proxy statement are considered “discretionary” proposals, and, therefore, may be voted upon by your broker even if you do not instruct your broker if your broker is subject to NYSE Rule 452.

Revocation of Proxy
If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Annual General Meeting. You may do this by signing another proxy card with a later date and returning it to BNY Mellon Shareowner Services prior to the meeting or attending the meeting in person and casting a ballot or by appointing a representative to cast a ballot at the meeting. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.
Solicitation of Proxies
We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained Morrow & Co., Inc. to solicit proxies at a cost of $7,000, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

PART II
PROPOSALS
PROPOSAL 1 — RE-ELECTION OF THREE DIRECTORS FOR A THREE-YEAR TERM
In accordance with our Articles of Association, our Board of Directors is divided into three classes, with one class of directors to be selected each year for a three-year term. Each of the members of Foster Wheeler AG’s Board of Directors was elected by Foster Wheeler-Bermuda as sole shareholder on January 15, 2009. As part of our redomestication to Switzerland, all members of the Board of Directors of Foster Wheeler-Bermuda were elected to the Board of Directors of Foster Wheeler AG for the same term to which each director had been elected on Foster Wheeler-Bermuda’s Board of Directors. Service as a member of our Board described below includes time served as a director of Foster Wheeler-Bermuda prior to the redomestication.
The term of directors in one class expires at this Annual General Meeting. Pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated Robert C. Flexon, Maureen B. Tart-Bezer and James D. Woods, the three directors in this expiring class, for election to our Board of Directors at this Annual General Meeting. The term of directors to be elected at this Annual General Meeting is three years, and will expire at our annual general meeting to be held in 2012. Mr. Flexon and Mr. Woods were previously elected as directors by our shareholders at the annual general meeting of shareholders held on May 9, 2006. Ms. Tart-Bezer was unanimously elected pursuant to a recommendation of our Governance and Nominating Committee, and in accordance with Foster Wheeler-Bermuda’s Bye-law 14(1), by the Board of Directors effective on May 6, 2008. Our Governance and Nominating Committee identified Ms. Tart-Bezer through a recommendation from one of our Board members.
The members of our management that have been appointed as proxy agents of our Board of Directors intend to vote for each proposal in this proxy statement as recommended by the Board of Directors, unless otherwise instructed. If any eligible nominee becomes unable to accept nomination or election, proxies will be voted for the remaining nominees, and our Board of Directors will either select substitute nominees after identifying suitable candidates or determine not to select substitute nominees. Our Articles of Association provide that our Board of Directors shall consist of not less than three and not more than twenty directors.
Following is the name, principal occupation, age, and certain other information for each director nominee and other continuing directors.
Nominees for Re-election at this Annual General Meeting
Robert C. Flexon
Mr. Flexon has been the Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a wholesale power generation company primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products in the United States and internationally and whose shares are publicly traded on the NYSE, since February 2009. From March 2008 until February 2009, Mr. Flexon was the Executive Vice President and Chief Operating Officer of NRG Energy, Inc. and from March 2004 until March 2008, he served as Executive Vice President and Chief Financial Officer of NRG Energy, Inc. From 2000 until June 2001, Mr. Flexon served as Vice President, Business Analysis & Controller, and, from October 2001 until March 2004, was Vice President, Work Process Improvement and Business Development of Hercules, Inc., a company engaged in the manufacture of specialty chemicals used in making a variety of products for home, office, and industrial markets and whose shares are publicly traded on the NYSE. Mr. Flexon, a certified public accountant, was an Audit Manager with Coopers & Lybrand in the 1980s and held various key accounting-related positions, including General Auditor, with Atlantic Richfield Company from 1987 to 2000. Mr. Flexon, who is 50 years old, became a member of our Board of Directors in 2006.

Maureen B. Tart-Bezer
Ms. Tart-Bezer served as the Executive Vice President and Chief Financial Officer of Virgin Mobile USA, a wireless mobile virtual network operator from January 2002 through June 2006. From January 2000 through December 2001, she was the Executive Vice President and General Manager of the American Express Company, U.S. Consumer Charge Group and from 1977 to January 2000 served in various senior financial positions with AT&T Corporation including Senior Vice President and Corporate Controller as well as Senior Vice President and Chief Financial Officer for the Consumer Services Group. Ms. Tart-Bezer currently serves on the board of directors of The Great Atlantic & Pacific Tea Company, Inc., a company whose shares are publicly traded on the NYSE. She also served as a director of Playtex Products, Inc., also a NYSE traded company until the company was acquired in October 2007. Ms. Tart-Bezer, who is 53 years old, became a member of our Board of Directors in 2008.
James D. Woods
Mr. Woods has been the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated, a provider of products and services to the worldwide oil and gas industry, since January 1997. From April 1987 until January 1997, Mr. Woods served as Chief Executive Officer of Baker Hughes, and, from January 1989 until January 1997, he served as Chairman of Baker Hughes. He is also a director of ESCO Technologies and Complete Production Services, Inc., each of whose shares are publicly traded on the NYSE. Mr. Woods, who is 77 years old, became a member of our Board of Directors in 2002.
Requisite Vote
Election of each nominee for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.
Board Recommendation
Our Board of Directors recommends a vote “FOR” the election of the above-named nominees.

Similar Information on Continuing Directors
Eugene D. Atkinson
Mr. Atkinson is the founder and has been the Managing Partner of Atkinson Capital, LLC, an investor in hedge funds, since June 2005. From May 2000 until May 2005, Mr. Atkinson was a Managing Partner with RHJ Industrial Partners, a private equity firm. From 1984 until 1990, Mr. Atkinson was a Limited Partner with The Goldman Sachs Group Inc., a leading global investment banking, securities and investment management firm, and from 1990 until 1999 he served as Chairman of Goldman Sachs (International). Mr. Atkinson, who is 64 years old, became a member of our Board of Directors in 1995. His term will expire at our annual general meeting in 2010.
Steven J. Demetriou
Mr. Demetriou has been the Chairman and Chief Executive Officer of Aleris International, Inc., a producer of aluminum rolled products, since December 2004. In February 2009, Aleris International, Inc. filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 2004 to December 2004, Mr. Demetriou served as President, Chief Executive Officer and Director of Commonwealth Industries, Inc., a manufacturer of aluminum sheet and flexible aluminum conduit, and from 2001 until June 2004, Mr. Demetriou served as President and Chief Executive Officer of Noveon, Inc., a specialty chemical company. Mr. Demetriou has also held various management and leadership positions with IMC Global Inc., Cytec Industries Inc., and Exxon Mobil Corporation. Mr. Demetriou is also a director of OM Group, Inc., a diversified, global developer, producer and marketer of value-added, metal-based specialty chemicals and advanced materials and whose shares are publicly traded on the NYSE. Mr. Demetriou, who is 50 years old, became a member of our Board of Directors in 2008. His term will expire at our annual general meeting in 2010.
Edward G. Galante
Mr. Galante served as a Senior Vice President and member of the Management Committee of Exxon Mobil Corporation, the largest publicly traded petroleum and petrochemical enterprise in the world, from August 2001 until his retirement in 2006. From 1999 to August 2001, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company and, from 1997 to 1999, Mr. Galante was Chairman and Managing Director of Esso (Thailand) Public Company Limited. Since 1972, Mr. Galante served in increasingly responsible management positions with Exxon Mobil Corporation. Mr. Galante is also a director of Praxair, Inc., one of the world’s largest industrial gases companies and whose shares are publicly traded on the NYSE. Mr. Galante, who is 58 years old, became a member of our Board of Directors in 2008. His term will expire at our annual general meeting in 2011.
Stephanie Hanbury-Brown
Ms. Hanbury-Brown has been the Managing Director of Golden Seeds LLC, which provides investment capital to early stage, high growth companies, since its founding in 2004. Prior to that, she spent 20 years working in the financial services industry in Sydney, London and New York. The majority of her career was with J.P. Morgan, where she headed several global businesses including Global Head of Futures and Options, Head of International Private Banking, Chief Operating Officer of Global Equities and Head of eCommerce. She is currently a member of the board of directors of Artemis Woman, a private company, as well as Count Me In, a not-for-profit organization. Ms. Hanbury-Brown also serves as a member of the board of directors of RiskMetrics Group, Inc., a provider of risk management and corporate governance products and services whose shares are traded on the NYSE. Ms. Hanbury-Brown, who is 52 years old, became a member of our Board of Directors in 2004. Her term will expire at our annual general meeting in 2010.

Raymond J. Milchovich
Mr. Milchovich has been our Chairman and Chief Executive Officer since October 2001, and was our President from October 2001 until January 2007, at which time Umberto della Sala was elected our President and Chief Operating Officer. From January 2000 until October 2001, Mr. Milchovich served as the Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation and its subsidiary, Kaiser Aluminum & Chemical Corporation, a leading producer and marketer of aluminum and aluminum fabricated products. He is also a director of Delphi Corporation, a company specializing in mobile electronics and transportation components and systems technology. Mr. Milchovich, who is 59 years old, became a member of our Board of Directors in 2001. His term will expire at our annual general meeting in 2011.
During fiscal 2008, Diane C. Creel served on our Board of Directors until her resignation effective September 3, 2008. Ms. Creel served on our Compensation Committee and our Governance and Nominating Committee during 2008. From January 31, 2008 until his resignation on February 10, 2009, Jack A. Fusco also served on our Board of Directors. Mr. Fusco served on our Audit Committee and our Compensation Committee during 2008.
PROPOSAL 2 — RE-ELECTION OF INDEPENDENT AUDITOR
Under Swiss law, our shareholders must elect an independent auditor (“Revisionsstelle”) to audit our consolidated financial statements as well as our statutory financial statements. Such independent auditor must be registered with the commercial register in Zug, Switzerland. Our Audit Committee has recommended that our Board of Directors propose, and our Board has so proposed, that PricewaterhouseCoopers AG, Switzerland, which we refer to as PwC AG, be re-elected as our independent auditors for the fiscal year ending December 31, 2009. PwC AG is the Swiss affiliate of PricewaterhouseCoopers LLP, which was appointed by our Audit Committee as our independent registered public accounting firm. A representative of PwC AG will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.
Requisite Vote
Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved. If an independent auditor is not elected at the Annual General Meeting, our shareholders or creditors or the head of the commercial register of Zug, Switzerland may petition a court to determine appropriate measures for reinstating an independent auditor, including (i) ordering us to elect an independent auditor within a specified time period, (ii) allowing the court to appoint an independent auditor or (iii) if no auditor can be elected by us or appointed by the court, dissolution of Foster Wheeler AG.
Our Board of Directors recommends a vote “FOR” the re-election of PwC AG as our independent auditor for the fiscal year ending December 31, 2009.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our Audit Committee has appointed PricewaterhouseCoopers LLP, which we refer to as PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. PwC will conduct an integrated audit of the effectiveness of our internal control over financial reporting and of our consolidated financial statements, which will be included in our Annual Report on Form 10-K. Our Audit Committee has recommended that our Board of Directors propose, and our Board has so proposed, that the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2009 be ratified by our shareholders in a consultative vote. A representative of PwC will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.
Requisite Vote
Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.
Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

PART III
OTHER MATTERS
Ownership of Shares by Directors, Director Nominees and Executive Officers
The following table sets forth, as of March 9, 2009, beneficial ownership of our shares by each director or director nominee, by each executive officer named in the Summary Compensation Table in this proxy statement and by all directors and executive officers as a group. As of March 9, 2009, there were 126,416,237 shares outstanding.
Amount and Nature of Beneficial Ownership of Shares

					Total
			Shares		Shares
	Shares		Subject to	Share	Beneficially	Percent
Name of Beneficial Owner	Held (1)		Options (2)	Units (3)	Held	of Class (4)

Eugene D. Atkinson	25,899		9,130	1,067	36,096	*
Steven J. Demetriou	1,581		3,802	808	6,191	*
Robert C. Flexon	5,500		9,108	808	15,416	*
Edward G. Galante	3,581		3,802	808	8,191	*
Stephanie Hanbury-Brown	10,621		10,522	808	21,951	*
Raymond J. Milchovich	249,189	(5)	503,387	—	752,576	*
Maureen B. Tart-Bezer	346		3,117	808	4,271	*
James D. Woods	17,615		10,822	968	29,405	*
Franco Baseotto	3,316		13,952	—	17,268	*
Umberto della Sala	27,059		79,187	—	106,246	*
Peter J. Ganz	9,123		26,535	—	35,658	*
Beth B. Sexton	647		2,518	—	3,165	*
All directors and executive officers as a group (18 persons)	362,229		707,294	6,075	1,075,598	*

(1)
The number of shares indicated as being held by each person listed in this table (including each person comprising the group of all our directors and executive officers) includes shares that are individually or jointly owned, as well as shares over which such person has either sole or shared investment or voting authority.

(2)	Represents shares that may be acquired currently or within 60 days after March 9, 2009 through the exercise of stock options to purchase our shares.

(3)
Includes restricted share units issued to directors under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan, which may be acquired or converted into shares currently or within 60 days after March 9, 2009 due to vesting rights. Also, includes 259 share units for Mr. Atkinson and 160 share units for Mr. Woods issued under the Foster Wheeler Inc. Directors Deferred Compensation and Stock Award Plan, a legacy plan for non-employee directors. Share units do not have any voting or dividend rights.

(4)
The percentages for each person and the group are calculated based on (A)(i) the number of shares held by such person or group, as the case may be, plus (ii) the number of shares that may be acquired currently or within 60 days after March 9, 2009 by such person or group, as the case may be, divided by (B)(i) the number of our outstanding shares as of March 9, 2009, plus (ii) the number of shares that may be acquired currently or within 60 days after March 9, 2009 by such person or group, as the case may be.

(5)
Includes 82,980 restricted shares approved and granted under the LTI Plan to Mr. Milchovich on August 11, 2006 in accordance with his restricted stock award and employment agreement. The restricted shares, which have both voting and dividend rights the same as our shares, will vest on August 11, 2009.

*	Less than 1%.
Other Beneficial Owner
Based upon our review of Schedule 13G or Schedule 13D filings with the SEC through March 9, 2009 and other publicly available information, the following entity is known to our management to be a beneficial owner of more than five percent of our outstanding shares, as indicated.

Amount and Nature
	Name and Address	of Beneficial		Percent
Title of Class	of Beneficial Owner	Ownership		of Class

Registered Shares, par value CHF 3.00 per share	Morton Holdings, Inc. and
Philip B. Korsant
283 Greenwich Avenue
	Greenwich, CT 06830	7,528,673	(1)	6.0%

(1)
Morton Holdings, Inc., a corporation, and Philip B. Korsant, an individual, filed a joint Schedule 13G/A with the SEC on February 17, 2009 and reported shared voting and shared dispositive power over 7,528,673 shares. Each of Morton Holdings, Inc. and Philip B. Korsant may be deemed to beneficially own the shares as a result of the direct or indirect power to vote or dispose of such shares.

Executive Officers
Information regarding Mr. Milchovich, our Chairman and Chief Executive Officer, is provided under Proposal 1 of this proxy statement, under the caption, “Similar Information on Continuing Directors.”
Franco Baseotto
Mr. Baseotto, who is 50 years old, has been employed by us for 18 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and the United States. Mr. Baseotto has served as our Executive Vice President and Chief Financial Officer since August 13, 2007. Mr. Baseotto was also elected our Treasurer on January 31, 2008. From July 2005 to August 2007, Mr. Baseotto served as the Financial Leader of our Global Engineering and Construction Business Group (which we refer to as our Global E&C Group) and, from October 2003 to August 2007, as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., an indirect, wholly-owned subsidiary within our Global E&C Group. From March 2003 to July 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Inc., an indirect, wholly-owned subsidiary domiciled in the United States. From June 1998 to February 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Continental Europe S.r.l.
Umberto della Sala
Mr. della Sala, who is 60 years old, has been employed by us for 35 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and in the United States. Mr. della Sala was elected our President and Chief Operating Officer on January 30, 2007. Prior to his current position, Mr. della Sala served and continues to serve as Chief Executive Officer of our Global E&C Group since June 2005, and also served since 2001 as the President and Chief Executive Officer of Foster Wheeler Continental Europe S.r.l. He has also held other senior positions with us, including Vice President of Foster Wheeler USA Corporation, another indirect, wholly-owned subsidiary within our Global E&C Group, from 1997 to 2000.
Thierry Desmaris
Mr. Desmaris, who is 50 years old, was elected our Vice President of Corporate Development on February 27, 2007. Mr. Desmaris has been employed by us for 22 years. Prior to his current position, Mr. Desmaris served as our Vice President and Treasurer since January 2004. From November 2003 until January 2004, Mr. Desmaris served as our Vice President, Finance. From January 2003 to October 2003, Mr. Desmaris served as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., and from January 2002 until December 2002, he served as Assistant Controller and Director of Project Finance of Foster Wheeler Inc.
Peter J. Ganz
Mr. Ganz, who is 47 years old, was elected our Executive Vice President and General Counsel on October 10, 2005. Mr. Ganz was also elected our Secretary in May 2006. Since 1995, and prior to joining us, Mr. Ganz held various positions with G-I Holdings Corporation (formerly GAF Corporation), which we refer to as G-I Holdings, its subsidiary, GAF Materials Corporation, which we refer to as GAFMC, and its former subsidiary, International Specialty Products, Inc., which we refer to as ISP. In May 2005, Mr. Ganz was elected Senior Vice President, General Counsel and Secretary of GAFMC and ISP and also was elected CEO, President, General Counsel and Secretary of G-I Holdings. In April 2002, Mr. Ganz was elected Senior Vice President and Deputy General Counsel of G-I Holdings, GAFMC and ISP, and in May 2003, he also was elected General Counsel of ISP’s operating subsidiary, ISP ChemCo Inc.
Rakesh K. Jindal
Mr. Jindal, who is 50 years old, was elected our Vice President of Tax on January 25, 2005. From June 2000 until January 2005, Mr. Jindal served as Corporate Tax Director of Foster Wheeler Inc., and, from December 1996 until June 2000, he served as Assistant Director of Tax of Foster Wheeler Inc.

Gary Nedelka
Mr. Nedelka, who is 54 years old, has been employed by us for 28 years, serving us and our subsidiaries in various positions of increasing responsibility in commercial operations and engineering management. Mr. Nedelka was promoted to the position of Chief Executive Officer and President of our Global Power Group, effective January 1, 2009. Prior to his current position, Mr. Nedelka served as President and Chief Executive Officer of Foster Wheeler North America Corp., an indirect, wholly-owned subsidiary within our Global Power Group since 2006. From 2000 to 2006, Mr. Nedelka served as President and General Manager of our operating companies in China.
Peter D. Rose
Mr. Rose, who is 62 years old, was elected our Vice President and Chief Corporate Compliance Officer on January 31, 2008. From May 2007 to January 2008, Mr. Rose was our Vice President and Treasurer. Mr. Rose has been employed by us for 30 years. From March 2004 until May 2007, Mr. Rose served as Vice President, Internal Audit and Chief Corporate Compliance Officer of Foster Wheeler Inc. and Foster Wheeler International Holdings, Inc., an indirect, wholly-owned subsidiary. From May 1987 until March 2004, he served as Assistant Treasurer of Foster Wheeler Inc. and Foster Wheeler International Holdings, Inc., and as Vice President of Foster Wheeler Capital & Finance Corporation, an indirect, wholly-owned subsidiary.
Beth B. Sexton
Ms. Sexton, who is 52 years old, was elected our Executive Vice President of Human Resources on April 7, 2008. Prior to joining us, Ms. Sexton was Senior Vice President of Human Resources for IKON Office Solutions from March 1998 to February 2008 and Vice President of Human Resources for IKON Office Solutions from March 1996 to February 1998. Ms. Sexton also previously held a series of positions in human resource management with increasing responsibilities at CH2M Hill from April 1987 to March 1996.
David Wardlaw
Mr. Wardlaw, who is 53 years old, was elected our Vice President, Project Risk Management Group on July 1, 2004. Mr. Wardlaw has been employed by us for 31 years. Mr. Wardlaw has been a director of our U.K. subsidiary, Foster Wheeler Energy Limited, since July 1996, and has served in various executive positions with that company, including as Director of Pharmaceuticals from July 2003 until July 2004, Director of Engineering from January 1998 until July 2003, and Director of Commercial Operations from July 1996 until January 1998.
Lisa Z. Wood
Ms. Wood, who is 42 years old, was elected our Vice President and Controller on June 21, 2007. Ms. Wood has been employed by us for 11 years. From March 2003 until June 2007, Ms. Wood served as Chief Accounting Officer of Foster Wheeler Inc., and from August 1997 until March 2003, she served in various financial positions of Foster Wheeler Inc.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers and any persons who own more than 10% of our outstanding shares to file reports of holdings and transactions in our shares with the SEC. Based on our records and other information, we believe all filings required under Section 16(a) of the Exchange Act for our directors and executive officers with respect to our shares were timely filed in fiscal 2008.

Audit Committee Report
The Audit Committee of Foster Wheeler AG (the “Company”) operates under a written charter adopted and approved by the Company’s Board of Directors on January 28, 2009. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee is currently comprised of five directors, all of whom are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended, the rules promulgated by the SEC thereunder, and the applicable listing standards of The NASDAQ Stock Market LLC.
This Audit Committee Report describes activities of the Audit Committee of Foster Wheeler Ltd. prior to the redomestication and the activities of the Audit Committee of Foster Wheeler AG since the redomestication.
Management and our Board of Directors are responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The Company’s independent registered public accounting firm, PwC, is responsible for auditing the Company’s consolidated financial statements included in its Annual Report on Form 10-K and its internal control over financial reporting and expressing opinions thereon. The Company’s independent auditor, PwC AG, is responsible for auditing the Company’s consolidated financial statements and its statutory financial statements and expressing opinions thereon. The Audit Committee’s responsibilities include monitoring and reviewing these processes and procedures.
During fiscal 2008, the Audit Committee held four meetings. Among other things, the Audit Committee:
(1)
reviewed and discussed with management, the internal auditors and PwC, Foster Wheeler-Bermuda’s consolidated audited financial statements as well as its internal control over financial reporting as of and for the fiscal year ended December 26, 2008;

(2)	discussed with PwC all matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended;

(3)
obtained from PwC the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communication with the Audit Committee concerning independence, discussed with PwC its independence and satisfied itself as to PwC’s independence. The Audit Committee also considered whether the provision of non-audit services by PwC to the Company is compatible with PwC’s independence, and concluded that PwC is independent from the Company and its management. The Audit Committee also reviewed and approved the amount of fees paid to PwC for audit and non-audit services;

(4)
discussed with the internal auditors and PwC the overall scope and plans of their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of its financial reporting; and

(5)
based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that Foster Wheeler-Bermuda’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008 for filing with the SEC.

(6)	The Audit Committee also has recommended that our Board of Directors propose the election of PwC AG as the Company’s independent auditor for the fiscal year ending December 31, 2009.

(7)
In addition, the Audit Committee has appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and has recommended that our Board of Directors propose the ratification of such appointment to our shareholders.

The Audit Committee:
Robert C. Flexon, Chairperson
Eugene D. Atkinson
Edward G. Galante
Stephanie Hanbury-Brown
Maureen B. Tart-Bezer

Audit Committee Financial Experts
Our Board of Directors has determined that Messrs. Atkinson and Flexon and Mses. Hanbury-Brown and Tart-Bezer are each an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC. Our Board of Directors has also determined that each of these directors is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of The NASDAQ Stock Market LLC, which we refer to as NASDAQ, and that none of them has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit Fees
The following table presents fees for professional audit services rendered by PwC and all member firms in its global network for the audit of our annual financial statements for the fiscal years ended December 26, 2008 and December 28, 2007 and fees for other services rendered by PwC and all member firms in its global network during those periods.

	Year Ended
	December 26,	December 28,
	2008	2007

Audit fees (1)	$6,235,000	$4,891,500
Audit-related fees (2)	207,000	68,700
Tax fees (3)	4,483,000	2,867,000
All other fees (4)	117,300	20,800

Total	$11,042,300	$7,848,000

(1)
Audit fees consist of fees for the audit of our consolidated financial statements and fees for additional work, such as statutory audits and regulatory filings. The audit fees include fees related to the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

(2)
Represents fees for consultations on accounting matters, audits of and consultations regarding certain employee benefit plans, due diligence procedures relating to acquisitions, audit or review of certain reports filed with regulatory agencies, and post-implementation review of internal controls for new systems.

(3)	Represents fees for tax compliance and assistance with tax planning. Tax compliance fees were $2,114,400 and $1,034,900 in fiscal 2008 and 2007, respectively.

(4)	Represents fees for an accounting research software license and advice in connection with evaluating financial reporting software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing (subject to ratification by our shareholders), approving the compensation of, and overseeing the work, of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. This policy provides for an annual budget and any subsequent changes for both audit and non-audit services to be approved by our Audit Committee in advance, and our Audit Committee is provided with quarterly reporting on actual spending.

Board of Director Meetings and Committees of Our Board of Directors
During fiscal 2008, our Board of Directors held ten meetings. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served. Our Board of Directors has established standing committees to consider various matters and to make recommendations to the full Board of Directors for proposed courses of action by our Board of Directors. We have established the following committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each member of these committees is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the NASDAQ listing standards, as applicable. Committee charters have been established for each of these committees and are publicly available on our website at www.fwc.com/corpgov. The charters may also be obtained upon request by writing to the Office of the Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000.
Based on the recommendation of our Governance and Nominating Committee, our Board of Directors designates members and chairpersons of each of the committees of our Board of Directors and the Deputy Chairperson of executive sessions of our non-employee directors.
Audit Committee
The members of our Audit Committee are currently Mr. Flexon, Chairperson, Mr. Atkinson, Mr. Galante, Ms. Hanbury-Brown and Ms. Tart-Bezer. From January 31, 2008 until February 10, 2009, Mr. Fusco served on the Audit Committee. During fiscal 2008, this committee held four meetings.
Our Audit Committee assists our Board of Directors in the oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence and qualifications of our independent registered public accounting firm and (4) the performance of our internal audit function and our independent registered public accounting firm.
Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The functions of this committee include reviewing compliance with our policies; annually reviewing the status of any significant litigation; reviewing with our independent registered public accounting firm and management the results of the audit, our financial statements and our system of internal accounting control; pre-approving fees of the independent registered public accounting firm; reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing our financial statements prior to their inclusion in the filing of a report on Form 10-K or 10-Q with the SEC, including a review of the items required by Statement on Auditing Standards No. 61, as amended, as in effect at that time in the case of the quarterly reports; receiving from the independent registered public accounting firm the written disclosures and letter regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence required by the rules of the Public Company Accounting Oversight Board as in effect at that time and discussing with the independent registered public accounting firm such firm’s independence; and annually reviewing and assessing the Audit Committee Charter. Our Audit Committee members meet separately from the full Board of Directors with representatives of our independent registered public accounting firm at each Audit Committee meeting.

Compensation Committee
The members of our Compensation Committee are currently Mr. Demetriou, Chairperson, Ms. Hanbury-Brown, Ms. Tart-Bezer and Mr. Woods. From January 31, 2008 until February 10, 2009, Mr. Fusco served on the Compensation Committee. In addition, Ms. Creel served on the Compensation Committee until September 3, 2008. During fiscal 2008, this Committee held seven meetings. The functions of this committee are to discharge our Board of Directors’ responsibilities relating to compensation of our directors, the CEO and other senior executives including, but not limited to, approving salary rates and, as applicable, short-term incentive compensation, the award of stock options, restricted shares or other equity rights for executive officers, as further described in “Compensation Discussion and Analysis” below. Our Compensation Committee acts as the plan administrator of the Foster Wheeler Inc. Salaried Employees Pension Plan and the Foster Wheeler Inc. 401(k) Plan. In addition, the Compensation Committee recommends to our Board of Directors proposals for the adoption, material amendment or termination of the Foster Wheeler Inc. Salaried Employees Pension Plan and the Foster Wheeler Inc. 401(k) Plan.
Governance and Nominating Committee
The members of our Governance and Nominating Committee are currently Mr. Atkinson, Chairperson, Mr. Demetriou, Mr. Galante and Mr. Woods. In addition, Ms. Creel served on the Governance and Nominating Committee until September 3, 2008. During fiscal 2008, this committee held seven meetings. The functions of this committee include recommending to our Board of Directors the appropriate structure and function of our Board of Directors and its committees; recommending to our Board of Directors the nominees for election as directors and corporate officers; reviewing the performance of incumbent directors and corporate officers to determine whether to nominate them for re-election; overseeing the annual performance review of our Board of Directors and each of the committees; and considering other matters of corporate governance.
Director Nominations
Our Governance and Nominating Committee identifies and recommends to our Board of Directors individuals to be nominated by our Board of Directors for election as directors. In addition, shareholders may nominate candidates for election as directors.
Independence Standards
Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors, who are directors that (1) are neither officers nor employees of us or our subsidiaries; (2) have no relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and (3) are otherwise “independent” as that concept is defined in the applicable NASDAQ listing standards.
Our Board of Directors uses the following standards to assist it in determining director independence. A director will not be considered independent if, within the preceding three years: (1) such person was employed by us or by any of our subsidiaries, or had an immediate family member who was an executive officer of us or any of our subsidiaries; (2) such person, or an immediate family member, was a partner in or employed by our independent registered public accounting firm and worked on the audit of our consolidated financial statements or is currently a partner of our independent registered public accounting firm; (3) such person, or an immediate family member, was employed as an executive officer of another company where any of our present executive officers served on that company’s compensation committee; (4) such person is an executive officer or employee, or has an immediate family member who is an executive officer or controlling shareholder of, or a partner in, a company that made payments to, or received payments from, us in an annual amount exceeding the greater of (a) 5% of the recipient’s consolidated gross revenues for that year or (b) $200,000 other than payments arising solely from investments in our securities or payments under non-discretionary charitable contributions matching programs; or (5) such person, or an immediate family member, received compensation in excess of $120,000 during any period of twelve consecutive months from us, other than director and committee fees, pension or other forms of deferred compensation or compensation to an immediate family member who is a non-executive officer or employee of ours.

Our Board of Directors annually reviews certain commercial relationships of directors and determines whether any such relationships would create a conflict of interest that would interfere with a director’s independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director’s independence: the director is an executive officer or an employee, or the director has an immediate family member who is an executive officer, of another company (1) that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company; or (2) in which we own a common stock interest, or which owns a common share interest in us, and the amount of the interest is less than 5% of the total shareholders’ equity of the company in which the interest is owned.
Our Board of Directors also annually reviews the relationships between directors and charitable organizations and determines whether any such relationships would create a conflict of interest that would interfere with a director’s independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director’s independence: the director, or an immediate family member, serves as an executive officer of a charitable organization and our discretionary charitable contributions to the organization during any of the past three fiscal years do not exceed the greater of (1) 5% of the charity’s revenues or (2) $200,000.
Other Criteria; Nomination Method
With respect to identifying and evaluating director candidates, our position is that our Board of Directors should be comprised of persons with the most beneficial mix of qualifications in areas that are important and relevant to our businesses. Each director should have in-depth experience in at least one area of importance to us, such as a general understanding of energy-related businesses or professional service businesses with respect to the engineering, procurement and construction industry; regional expertise in areas of the world important to us; and financial services, legal experience and knowledge in global business. We also evaluate the skills and experience of a candidate for director in the context of evaluating the skills and experience of the incumbent board members, individually and as a group, with the objective of enhancing the skills, experience and effectiveness of our Board of Directors as a whole. During fiscal 2007 and 2008, our Governance and Nominating Committee paid fees to two third-party search firms to assist in identifying and evaluating potential candidates for our Board of Directors. As a result of that search process, the Governance and Nominating Committee recommended, and our Board of Directors approved, the election to our Board of Directors of Messrs. Demetriou, Fusco and Galante in January 2008. In addition, as a result of a recommendation from one of our Board members, the Governance and Nominating Committee recommended, and our Board of Directors approved, the election to our Board of Directors of Ms. Tart-Bezer in May 2008.
Shareholders entitled to vote for the election of directors at an annual general meeting may nominate individuals for election to our Board of Directors. A shareholder’s notice to nominate an individual for election as a director must be received by the Secretary at our principal executive offices not less than 45 calendar days in advance of the anniversary of the date that we commenced the mailing of our proxy statement for the previous year’s annual general meeting. The shareholder’s notice must provide information about the nominee and other information required by our Articles of Association, which are filed as an exhibit to our Annual Report on Form 10-K. Alternatively, a copy of our Articles of Association can be obtained by writing to the Office of the Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000. Our Governance and Nominating Committee will evaluate any director candidate nominated by shareholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to recommend the candidate in the proxy statement.

Executive Sessions of the Non-Employee Directors
The non-employee members of our Board of Directors meet in Executive Session after each meeting of our Board of Directors. The Executive Sessions, in which only non-employee directors participate, are chaired by the Deputy Chairperson of our Board of Directors, who serves as the Executive Session Presiding Director and our Lead Director. Mr. Woods served as Deputy Chairperson of our Board of Directors during fiscal 2008. In February 2009, Mr. Atkinson was appointed Deputy Chairperson of our Board of Directors by the non-employee directors of our Board of Directors.
Attendance of Board Members at the Annual General Meeting of Shareholders
We have not adopted a policy regarding attendance of Board of Director members at the annual general meeting of shareholders. Eight of the then nine current members of our Board of Directors were in attendance at the annual general meeting held on May 6, 2008.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including, the Chief Executive Officer, Chief Financial Officer and other senior finance organization employees. Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed to our shareholders. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics to the Chief Executive Officer, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NASDAQ listing standards. In fiscal 2008, our Board of Directors did not grant any waiver of our Code of Business Conduct and Ethics.
Our Code of Business Conduct and Ethics is publicly available on our website at www.fwc.com/corpgov. A copy of our Code of Business Conduct and Ethics may also be obtained upon request, without charge, by writing to the Office of the Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000.
Communicating with Directors
Shareholders and interested parties may communicate directly with Mr. Atkinson, the Deputy Chairperson of our Board of Directors, or the non-employee directors as a group by mailing such communications to Deputy Chairperson, c/o Office of the Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000. Stakeholders may also contact our Board of Directors via the Internet at www.fw-stakeholder.com. Such communications may be confidential and/or anonymous.
Director Compensation for Fiscal 2008
General. Our directors play a critical role in guiding our strategic direction and overseeing management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for qualified public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload.
The Board establishes non-employee director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of non-employee director compensation and makes recommendations to the Board as needed with respect to changes in compensation form or amount. Employees who serve as directors do not receive additional compensation for their services as directors. We do not provide any perquisites to our non-employee directors.

Review of Compensation for Fiscal 2008. In April 2008, Hewitt Associates, the Compensation Committee’s compensation consultant, prepared a survey of broad-based director compensation practices at the Compensation Committee’s request. The survey included director compensation amounts for 2007 at the average, median and 75th percentile levels for all 768 public companies in Hewitt’s database and the 107 public companies in the database with revenues between $5 billion and $10 billion. Our non-employee director compensation program was consistent with both the median and average total director compensation for both groups included in the survey. Based on the Committee’s analysis of the survey’s results, the Compensation Committee did not recommend any changes to compensation for its non-employee directors for fiscal 2008. The compensation for fiscal 2008 was as follows:
•
total compensation for service on the board was $160,000, with the form split between cash and equity, resulting in an annual retainer paid in cash of $80,000 and annual equity awards with an economic value of $80,000, 50% in the form of stock options and 50% in the form of restricted share units, or RSUs;

•	additional committee chairperson fees of $15,000 in cash for the Audit Committee and $10,000 in cash for each of the Compensation Committee and Governance and Nominating Committee; and
•	an additional fee of $20,000 in cash for the Deputy Chairman.
The compensation for non-employee directors was prorated based on the number of months in which they served in fiscal 2008 on the board or a committee.
Equity Grants for Fiscal 2008 and Fiscal 2009. In November 2007 and November 2008, the non-employee directors were granted equity awards with an economic value of $80,000, 50% in the form of stock options and 50% in the form of RSUs, as compensation for their services to be provided in fiscal 2008 and 2009, respectively. The economic value of the equity awards were prorated for the number of months in which they were expected to provide service in fiscal 2008 and 2009, respectively. For a description of the economic value of an equity award and how it differed from the SFAS No. 123R grant date fair value of an equity award, see “Compensation Discussion and Analysis” below.
Fiscal 2008 Compensation. The table below sets forth the non-employee director compensation for the year ended December 26, 2008.

	Fees
	Earned or
	Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($) (1)	($) (2)	($) (2)	($)
Eugene D. Atkinson (3)	$90,000	$41,576	$39,329	$170,905
Diane C. Creel (4)	$60,879	$26,598	$24,557	$112,034
Steven J. Demetriou (5)	$76,721	$42,745	$39,957	$159,423
Jack A. Fusco (5) (6)	$73,443	$42,745	$39,957	$156,145
Edward G. Galante (5)	$73,443	$42,745	$39,957	$156,145
Robert C. Flexon (3)	$95,000	$41,576	$39,329	$175,905
Stephanie Hanbury-Brown (3)	$80,000	$41,576	$39,329	$160,905
Maureen B. Tart-Bezer (7)	$52,459	$31,825	$29,714	$113,998
James D. Woods (3)	$100,000	$41,576	$39,329	$180,905

(1)	Represents all fees earned and paid during the year ended December 26, 2008.

(2)
Represents the compensation expense of restricted share units and stock option awards recognized in our consolidated financial statements for the reporting period in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R, “Share-Based Payment,” which we refer to as SFAS No. 123R. The compensation cost shown for restricted share units is based on the closing price of our shares on the date of grant, and the compensation cost shown for stock option awards is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 26, 2008: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(3)
On November 13, 2008, each of Messrs. Atkinson, Flexon and Woods and Ms. Hanbury-Brown were awarded 1,940 restricted share units and 5,141 stock options under the LTI Plan, which had grant date fair values of $41,574 and $46,467, respectively. Such awards have been valued in accordance with SFAS No. 123R. The awards vest on December 31, 2009; however, the awards vest proportionately over the vesting period if the directors are terminated other than for cause. The stock options have an exercise price equal to the closing price of our stock on the grant date. As of December 26, 2008, each of Messrs. Atkinson, Flexon and Woods and Ms. Hanbury-Brown had an aggregate of 2,526 restricted share unit awards outstanding. As of December 26, 2008, Messrs. Atkinson, Flexon and Woods and Ms. Hanbury-Brown had an aggregate of 12,129, 12,107, 13,821 and 13,521 stock option awards outstanding, respectively.

(4)	Ms. Creel resigned from the Board of Directors on September 3, 2008.

(5)
On March 5, 2008, each of Messrs. Demetriou, Fusco and Galante were awarded 581 restricted share units and 1,660 stock options under the LTI Plan, which had grant date fair values of $38,125 and $34,794, respectively. Such awards have been valued in accordance with SFAS No. 123R. The awards vested on December 31, 2008. The stock options have an exercise price equal to the closing price of our stock on the grant date. On November 13, 2008, each of Messrs. Demetriou, Fusco and Galante were awarded 1,940 restricted share units and 5,141 stock options under the LTI Plan, which had grant date fair values of $41,574 and $46,467, respectively. Such awards have been valued in accordance with SFAS No. 123R. The awards vest on December 31, 2009; however, the awards vest proportionately over the vesting period if the directors are terminated other than for cause. The stock options have an exercise price equal to the closing price of our stock on the grant date. As of December 26, 2008, each of Messrs. Demetriou, Fusco and Galante had an aggregate of 2,521 restricted share unit awards outstanding. As of December 26, 2008, each of Messrs. Demetriou, Fusco and Galante had an aggregate of 6,801 stock option awards outstanding.

(6)	Mr. Fusco resigned from the Board of Directors on February 10, 2009.

(7)
On May 5, 2008, Ms. Tart-Bezer was awarded 346 restricted share units and 975 stock options under the LTI Plan, which had grant date fair values of $27,206 and $24,551, respectively. Such awards have been valued in accordance with SFAS No. 123R. The awards vested on December 31, 2008. The stock options have an exercise price equal to the closing price of our stock on the grant date. On November 13, 2008, Ms. Tart-Bezer was awarded 1,940 restricted share units and 5,141 stock options under the LTI Plan, which had grant date fair values of $41,574 and $46,467, respectively. Such awards have been valued in accordance with SFAS No. 123R. The awards vest on December 31, 2009; however, the awards vest proportionately over the vesting period if Ms. Tart-Bezer is terminated other than for cause. The stock options have an exercise price equal to the closing price of our stock on the grant date. As of December 26, 2008, Ms. Tart-Bezer had an aggregate of 2,286 restricted share unit awards outstanding. As of December 26, 2008, Ms. Tart-Bezer had an aggregate of 6,116 stock option awards outstanding.

The Compensation Committee anticipates reviewing fiscal 2009 non-employee director compensation in mid-2009.

Indemnification of Directors and Officers
Effective October 15, 2008, we renewed insurance policies for a term of one year in respect of indemnification of directors and officers. The scope of these policies is similar to coverage under the prior policies held by us.
In addition, we have entered into Indemnification Agreements with our directors and officers in order to provide them with specific contractual assurance that they will be indemnified to the fullest extent permitted by law. Our form of Indemnification Agreement was filed with the SEC as Exhibit 10.10 to our Current Report on Form 8-K filed on February 9, 2009.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee are currently Mr. Demetriou, Chairperson, Ms. Hanbury-Brown, Ms. Tart-Bezer and Mr. Woods. From January 31, 2008 until February 10, 2009, Mr. Fusco served on the Compensation Committee. In addition, Ms. Creel served on the Compensation Committee until September 3, 2008. None of the members of our Compensation Committee during fiscal 2008 are former or current officers or employees of us or any of our subsidiaries.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation philosophy applied by us with respect to our named executive officers, which we refer to as NEOs, for fiscal 2008, and the compensation decisions made by the Compensation Committee and the Board. For fiscal 2008, we had the following five named executive officers:
•	Raymond J. Milchovich, Chairman and Chief Executive Officer;
•	Franco Baseotto, Executive Vice President, Chief Financial Officer and Treasurer; and
•	Our three other most highly compensated executive officers:
•	Umberto della Sala, President and Chief Operating Officer,
•	Peter J. Ganz, Executive Vice President, General Counsel and Secretary, and
•	Beth B. Sexton, Executive Vice President of Human Resources.
Executive Summary
The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis.
•	The objective of our compensation program is to align the interests of our executives with those of our shareholders, to pay for performance and to recruit, retain and motivate talented executives.
•
All compensation decisions regarding our chief executive officer are made by the Board after the Board first considers the recommendation of the Compensation Committee. All compensation decisions for our other named executive officers are made by the Compensation Committee.

•
The Compensation Committee engages compensation consultants as it deems necessary to provide analysis on general compensation survey data and market trends and to assist the Compensation Committee in the development of a peer group for compensation purposes. Management also engages compensation consultants as necessary to provide competitive compensation data and advice on compensation structure so that it can provide compensation recommendations to the Compensation Committee for the named executive officers.

•
We provide our executive officers with the following types of compensation: base salary, cash-based short-term incentives, equity-based long-term incentives and post-employment benefits. We provide limited perquisites to our executive officers.

•
We encourage a pay for performance environment by linking cash-based short-term incentive compensation to the achievement of measurable business performance goals. Our performance goals are established at the beginning of each year by the Compensation Committee. For fiscal 2008, the performance goals for our named executive officers were based upon consolidated adjusted net earnings (which accounted for 80% of the total award amount) and budgeted expense compliance for our corporate center function (which accounted for 20% of the total award amount). The Compensation Committee could adjust the award amount upward or downward by 30% based on progress against certain strategic/operational objectives. Because our consolidated adjusted net earnings exceeded the target of $530.0 million for the maximum award of 200% of the individual target opportunity and our corporate center expenses were 11.3% less than the target amount, the total award amount for 2008 was the maximum award of 200% of the individual target award opportunities for all NEOs.

•
We use equity-based long-term compensation to directly align the interests of our executives with those of our shareholders and to help motivate and retain our executives. During fiscal 2008, we issued equity awards in the form of stock options and restricted share units, with the value of the awards equally split between the two types of awards. Consistent with our philosophy that long-term compensation should be designed to help motivate and retain our executives, such awards generally vest, at a minimum, in one-third increments over three years.

•
We do not backdate or re-price equity awards. We make our awards during open trading windows and do not attempt to gain any advantage for our executives by scheduling those awards around the release of material information.

•
Each of our named executive officers has an employment agreement and is entitled to severance and change in control benefits. During fiscal 2008, we entered into new or amended employment arrangements with each of our named executive officers as more fully described under “—Employment Agreements with the NEOs.”

•	We provide limited retirement benefits beyond a company match to our 401(k) plan. We do not provide any non-qualified deferred compensation arrangements to our executive officers.
Compensation Philosophy
We design our executive pay programs in a manner that is intended to align the interests of our executives with those of our shareholders.
We compensate our senior management through a mix of base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation, with an emphasis on performance compensation. We believe that long-term incentive compensation is best used to highly motivate a relatively small group of executives with the greatest ability to positively impact our business and, therefore, shareholder value.
We design our compensation programs to be simple and easily understood and measured, with a limited number of perquisites.
We believe it is important to enter into employment arrangements that will help attract and retain high quality executives and protect our interests in the event of a separation of employment. Accordingly, we have implemented employment agreements, severance and change in control and non-compete and non-solicit arrangements with key executives.
Compensation Committee Process
The Board determines compensation for our chief executive officer, based upon recommendations from the Compensation Committee. The Compensation Committee approves the compensation of the other named executive officers. In making its decisions, the Compensation Committee considers the recommendations of our chief executive officer, the advice of its compensation consultant and relevant general survey and peer group data, each as described below. In setting the compensation for each officer, the Compensation Committee reviews the nature and scope of each officer’s responsibilities as well as their effectiveness in supporting our short- and long-term goals.
Role of Executive Officers in the Compensation Process
The chief executive officer provides the Compensation Committee with his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation. His recommendations are the basis of discussion with the Compensation Committee; however, the Compensation Committee has final decision-making authority.

Meetings of the Compensation Committee are regularly attended by the chief executive officer, the general counsel and the executive vice president of human resources. The chief financial officer attends the meetings of the Compensation Committee as necessary.
Role of Compensation Consultant and Compensation Data
To assist us in establishing compensation for executive officers and designing our equity award structure, the Compensation Committee directly engaged Hewitt in February 2008. Hewitt attended all meetings of the Compensation Committee at which compensation decisions related to the NEOs were made in fiscal 2008. In fiscal 2006 and 2007, management engaged Hewitt to assist the Compensation Committee in establishing compensation for executive officers. Hewitt maintains a proprietary executive compensation database that contains information on the various elements of compensation for over 300 public companies across a broad range of industries.
In fiscal 2008, Hewitt was engaged to provide compensation survey data for a group of our employees that included our most senior management. The survey included the approximately 300 companies in Hewitt’s database. For this survey, Hewitt was asked to provide information on base salary, short-term incentive awards and long-term incentive awards for each position or level. Hewitt generally provided data at various levels for each position or level. In November 2008, Hewitt advised the Compensation Committee in the development of a customized peer group consisting of 28 companies whose compensation data is to be used, together with general compensation survey data described above, to assist the Compensation Committee in making compensation decisions.
The companies included in the peer group are:

AECOM Technology Corporation	ITT Corporation
Air Products and Chemicals Inc.	Jacobs Engineering Group Inc.
Cameron International Corp.	Joy Global Inc.
Chicago Bridge & Iron Co.	KBR Inc.
Cummins Inc.	Kennametal Inc.
Dover Corporation	Masco Corp.
Eaton Corporation	McDermott International, Inc.
EMCOR Group, Inc.	PACCAR Inc.
Flowserve Corporation	The Shaw Group Inc.
Fluor Corporation	Terex Corporation
FMC Technologies, Inc.	Textron, Inc.
Granite Construction Incorporated	URS Corporation
Illinois Tool Works, Inc.	USG Corporation
Ingersoll-Rand Company Limited	Vulcan Materials Company
The selection of companies for inclusion in the peer group was based on a variety of factors, including:
•	whether the company competes with us for executive talent, customers or investors;

•	the company’s revenues relative to ours;

•	the company’s scope of operations and reach on a global basis; and

•	the company’s organizational structure.

Prior to November 2008, the Compensation Committee did not target a specific percentile in determining individual elements of compensation or total compensation as a whole nor did it fix compensation at specified levels based on benchmarking or general compensation survey data. Rather, the compensation survey data was one of many factors the Compensation Committee considered in making decisions. For example, individual performance was also considered. Finally, the Compensation Committee applied its own reasonableness and judgment to the analysis. Beginning in November 2008 with the development of the peer group, the Compensation Committee began targeting annual base salary, short-term incentive target award opportunity and long-term incentive compensation for our named executive officers in the range of the 50th to 75th percentile of the peer group data. The Compensation Committee also considers other factors, including the individual performance of the executive and compensation data in the 50th to 75th percentile according to the general compensation survey data. The Committee benchmarked Mr. Milchovich’s annual base salary, short-term incentive target award opportunity and long-term incentive compensation as set forth in his November 2008 employment agreement and the long-term incentive equity grants made to the named executive officers in November 2008 based on the range of the 50th to 75th percentile as reflected in the peer group data and considered the other factors described above.
In addition, Hewitt reviewed our equity award structure in fiscal 2006, 2007 and 2008 and made recommendations with respect to the use of the economic value (that is, the currency-denominated value) of equity awards in determining appropriate award levels and the type and allocation of awards between stock options and restricted share units. Hewitt also provided a methodology for converting the economic value of equity awards into an award of an absolute number of stock options and restricted share units. Hewitt provided its analysis to management and the Compensation Committee, and met with the Compensation Committee to explain its recommendations and answer any questions. Hewitt provided data to the Compensation Committee regarding the form and size of the fiscal 2006, 2007 and 2008 equity awards relative to the peer group.
When we enter into a new or amended employment agreement with a named executive officer, Hewitt generally advises the Compensation Committee with regard to the market competitiveness of the terms and conditions of the agreement. Hewitt provided this advice with respect to the new employment agreements and amendments to the employment agreements we entered into with the NEOs in fiscal 2008.
Elements of Executive Compensation
We use the following compensation elements in our executive compensation program:
•	Base salary;
•	Cash-based short-term incentive opportunities under the Foster Wheeler Annual Executive Short-Term Incentive Plan, which we refer to as the STI Plan;
•	Long-term equity incentive awards under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan; and
•	Post-employment compensation, such as severance and change in control arrangements.
The compensation program includes only minimal perquisites and limited retirement benefits. We do not provide deferred compensation arrangements as part of our compensation program. Each of these elements is described in more detail below.
Employment Agreements with the NEOs
We have entered into written employment agreements with our named executive officers. A number of the elements of compensation, such as initial base salary and target short-term award opportunity, are specified in the agreements. For a description of these agreements, see the section entitled, “Employment Agreements,” that appears following the compensation discussion and analysis.

During 2008, we entered into the following new or amended employment arrangements with our named executive officers:
•
In March and April 2008, we entered into new employment arrangements with Mr. della Sala that secured his services until December 31, 2011. We believed that securing Mr. della Sala’s services during this period were especially important in the event Mr. Milchovich elected to retire upon the expiration of his then existing employment agreement in August 2009.

•
In May 2008, we entered into an amended employment agreement with Mr. Milchovich in order to ensure that the terms of his agreement comply with the final regulations under Internal Revenue Code Section 409A. In August 2008, Mr. Milchovich notified the Board that he intended to retire in 2009 upon the successful transition to a new chief executive officer. In November 2008, as a result of the challenging global economic environment, the Board and Mr. Milchovich agreed that it was in our best interests that he continue as chief executive officer and we entered into a new three-year employment agreement with Mr. Milchovich.

•	In April 2008, we entered into an employment agreement with Ms. Sexton as Executive Vice President of Human Resources.
•
In May 2008, we entered into a new employment agreement with Mr. Baseotto, which was effective July 1, 2008, pursuant to which his Italian employment arrangements with us were terminated and he became a U.S. employee. The principal terms of his U.S. employment agreement were determined by the Compensation Committee upon his appointment as our Chief Financial Officer in August 2007.

•
In May 2008, we entered into an amended employment agreement with Mr. Ganz in order to ensure that the terms of his agreement comply with the final regulations under Internal Revenue Code Section 409A.

Effective February 9, 2009, the employment agreements between each of our named executive officers and Foster Wheeler Ltd. were assigned to Foster Wheeler Inc., one of our subsidiaries. The terms and conditions were unaffected by the assignment.
Base Salaries
The base salaries we provide to executive officers are designed to provide a competitive level of secure cash compensation. Salaries are reviewed in January or February of each year. In addition, we review base salaries during the course of the year if an executive assumes additional job responsibilities. In reviewing base salaries, the Compensation Committee considers individual performance over the previous year, the level of experience and the responsibility of the executive and the compensation survey data described above.
In determining the fiscal 2008 salary increases, the Compensation Committee considered the general compensation survey data, the executive’s experience in the position and the contributions of the executives to the company’s performance. It did not assign any specific weight or value to any one consideration over the others. In the case of Mr. Baseotto, his 2008 annual base salary was set by the Compensation Committee upon his appointment as our Chief Financial Officer in August 2007.

The Compensation Committee approved base salaries as follows:

	Annual Base Salary as of	Annual Base Salary as of
	December 28, 2007	December 26, 2008
Raymond J. Milchovich (1)	$992,250	$1,031,940
Franco Baseotto (2)	€236,600	$450,000
Peter J. Ganz	$446,250	$464,100
Umberto della Sala (3)	€374,000	€541,000
Beth B. Sexton (4)	n/a	$380,000

(1)
As described under “Employment Agreement for Raymond J. Milchovich,” Foster Wheeler Ltd. entered into an amended and restated employment agreement with Mr. Milchovich, effective November 4, 2008. Effective January 1, 2009, this agreement provides for an increase in Mr. Milchovich’s annual base salary to $1,250,000 and thereafter to be reviewed by us on each anniversary of the effective date or another appropriate date as may be agreed by us and Mr. Milchovich during the term of his employment. In setting Mr. Milchovich’s annual base salary for fiscal 2009, the Board considered our outstanding operating performance over the last several years, Mr. Milchovich’s significant contributions to that performance and annual base salaries for chief executive officers in the 50th to 75th percentile as reflected in the peer group data.

(2)	Upon becoming a U.S. employee on July 1, 2008, Mr. Baseotto’s annual base salary increased from €236,600 to $450,000 pursuant to the terms of his U.S. employment agreement.

(3)
As described under “Employment Agreements for Umberto della Sala,” we and one of our subsidiaries, Foster Wheeler Continental Europe S.r.L., or FWCEU, entered into new employment arrangements with Mr. della Sala in 2008. Those arrangements provided that his base salary with FWCEU is €195,000, effective as of April 1, 2008, and his base salary with Foster Wheeler Ltd. is €346,000, effective as of March 1, 2008. In addition, in fiscal 2008, Mr. della Sala received a €44,000 “make whole” payment relating to the period between January 1, 2008 and the effective dates of his new FWCEU and Foster Wheeler Ltd. agreements. Effective October 1, 2008, his employment was transferred from FWCEU to another of our Italian subsidiaries, Foster Wheeler Global E&C S.r.l. (“FWGE&C”). The terms and conditions of his Italian employment were otherwise unaffected by the transfer.

(4)	Ms. Sexton joined our company as Executive Vice President of Human Resources on April 7, 2008.
Short-Term Incentive Compensation
General. The named executive officers are eligible for short-term incentive compensation awards under the STI plan. Other employees are also eligible for awards under the STI plan or similar plans.
At the beginning of each year, the Compensation Committee establishes performance targets for the STI plan. The individual target award opportunity (expressed as a percentage of salary) for each named executive officer is set in an employment agreement or by the Compensation Committee when it reviews and makes compensation decisions. At the end of the year, the Compensation Committee evaluates performance as compared to the targets and, after considering the recommendations of the chief executive officer, determines the STI awards for each of the named executive officers. Individual awards may be adjusted up (but not to exceed a maximum amount of two times the individual target award opportunity) or down in the discretion of the Compensation Committee.

Fiscal 2008 STI Plan Awards. For fiscal 2008, target award opportunities for each named executive officer were set by the Compensation Committee as follows:

	Target Award Opportunity	Target
	as a Percentage	Award
	of Base Salary	Opportunity
Raymond J. Milchovich (1)	100%	$1,031,940
Franco Baseotto (2)	75%	$270,771
Peter J. Ganz (3)	70%	$324,870
Umberto della Sala (4)	120%	€415,200
Beth B. Sexton (5)	60%	$162,231

(1)
As described under “Employment Agreement for Raymond J. Milchovich,” Foster Wheeler Ltd. entered into an amended and restated employment agreement with Mr. Milchovich, effective November 4, 2008. Effective January 1, 2009, this agreement provides for an increase in Mr. Milchovich’s annual short-term incentive compensation target to 130% of his base salary up to a maximum of 260% of his base salary based upon targeted business objectives as established by our Compensation Committee.

(2)
Upon becoming a U.S. employee on July 1, 2008, Mr. Baseotto’s target award opportunity was increased from 60% to 75% of his annual base salary pursuant to the terms of his U.S. employment agreement. Mr. Baseotto’s target award opportunity for fiscal 2008 is pro-rated based upon the period of time at each target level.

(3)
Effective January 1, 2009, Mr. Ganz’ target award opportunity was increased from 70% to 75% of his annual base salary based upon targeted business objectives as established by our Compensation Committee.

(4)
As described under “Employment Agreements for Umberto della Sala,” Foster Wheeler Ltd. entered into a new employment arrangement with Mr. della Sala in 2008. This arrangement provides for an annual short-term incentive compensation target of 120% of his Foster Wheeler Ltd. base salary (€346,000 in fiscal 2008) up to a maximum of 240% of his Foster Wheeler Ltd. base salary based upon targeted business objectives as established by our Board of Directors or Compensation Committee. Under the terms of his employment with FWGE&C, Mr. della Sala is not entitled to short-term incentive compensation with respect to the annual base salary paid to him by FWGE&C (€195,000 in fiscal 2008).

(5)
Ms. Sexton was elected our Executive Vice President of Human Resources on April 7, 2008. Ms. Sexton’s target award opportunity for fiscal 2008 is pro-rated based upon her period of employment. Effective January 1, 2009, Ms. Sexton’s target award opportunity was increased from 60% to 65% of her annual base salary based upon targeted business objectives as established by our Compensation Committee.

For fiscal 2008, the performance targets for our named executive officers under the STI plan included consolidated net earnings, as adjusted for certain operating and non-operating items and exclusions (80% of award) and adjusted budgeted expense compliance for our corporate center function (20% of award). The Compensation Committee could adjust the award amount upward or downward by 30% based on progress on certain strategic/operational objectives.

The consolidated adjusted net earnings performance goal for fiscal 2008 was set at $492.6 million for the target award, or 123% of consolidated adjusted net earnings for fiscal 2007. To achieve the maximum award of 200% of the individual target award opportunity, the consolidated adjusted net earnings performance goal for fiscal 2008 was set at $530.0 million, or 132% of consolidated adjusted net earnings for fiscal 2007. The consolidated adjusted net earnings performance goal for the maximum award of 200% of the individual target award opportunity of $530.0 million represented a 7.5% increase over the consolidated adjusted net earnings performance goal for the target award of $492.6 million. To achieve the minimum or threshold award of 70% of the target award opportunity, the consolidated adjusted net earnings performance goal for fiscal 2008 was set at $456.0 million, or 114% of consolidated adjusted net earnings for fiscal 2007. The consolidated adjusted net earnings performance goal for the minimum award of 70% of the individual target award opportunity of $456.0 million represented a 7.4% decrease compared to the consolidated adjusted net earnings performance goal for the target award of $492.6 million. The consolidated adjusted net earnings performance target accounted for 80% of the total award amount under the STI plan for fiscal 2008.
Our actual consolidated adjusted net earnings in fiscal 2008 were $562.2 million, which exceeded our performance goal for the maximum award of 200% of the target award opportunity for this performance target. As the consolidated adjusted net earnings performance target accounted for 80% of the total award amount and we exceeded the target for a payment of 200% of the target award opportunity, our performance with regard to this target contributed an award amount of 160% of the target award opportunity to the total award amount.
When evaluating our actual results for fiscal 2008, the Compensation Committee excluded from consolidated net earnings certain charges and gains. The Compensation Committee believes the adjusted results better reflect our operating performance. The adjustments for fiscal 2008 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties, certain legacy projects, tax valuation allowance adjustments and asbestos settlements and charges. The net effect of these adjustments was to increase our reported consolidated net earnings of $526.6 million by $35.6 million.
In addition, the Compensation Committee determined in February 2008 that 20% of the total award amount under the STI plan would be determined based on whether expenses of our corporate center function, as adjusted, would be no greater than the budgeted amount of $54.7 million. Actual adjusted corporate center expenses were $48.5 million. Because the adjusted corporate center expenses were 11.3% less than the target amount and this percentage exceeded the 7.5% increase over the consolidated adjusted net earnings performance goal for the target award that was set for the consolidated adjusted net earnings performance goal for the maximum award of 200% of the target award opportunity, the Compensation Committee determined that this level of reduced expenses earned 200% of the target award opportunity. Accordingly, our performance with regard to this target contributed an award amount of 40% of the target award opportunity to the total award amount.
No adjustment was made to the award amount by the Compensation Committee for the progress achieved against certain strategic/operational objectives. Therefore, based on the achievement of 200% of the target award opportunities for both the consolidated adjusted net earnings performance target and adjusted corporate center expenses performance target, the total award amount under the STI plan was 200% of the individual target award opportunities for all named executive officers.
Long-Term Incentive Compensation
General. The company’s long-term incentive program is designed to motivate, retain and reward talented executives in achieving long-term financial results that are aligned with our shareholders’ best interests, and to promote the retention and motivation of our management employees. All long-term incentives are equity-based and are provided under the LTI Plan, which was approved by our shareholders in fiscal 2006. The plan provides for a number of different types of equity-based awards: stock options, stock appreciation rights, restricted stock or units and performance shares or units.

As described above, in fiscal 2006, 2007 and 2008, the Compensation Committee, with input from Hewitt, adopted an LTI program as a general structure for making awards under the LTI Plan. The Compensation Committee identified the following factors to consider in making equity compensation grants under the LTI Plan:
•
key corporate goals/business strategies as presented by management and reviewed by our Board of Directors, namely preservation and enhancement of shareholder value and the retention and motivation of the senior leadership team;

•	external market trends;
•	maintaining conceptual consistency in design from prior years where appropriate;
•	consistency across business groups, functions and positions; and
•	a bias towards simplicity and focus.
In determining which types of awards to grant as long-term incentives, the Compensation Committee determined that a combination of stock options, which generally promote performance-based goals, and restricted share units, which generally serve the purpose of retention, would provide the appropriate balance of incentives to management. The Compensation Committee makes grants of equity awards split evenly between stock options and RSUs, based on the total economic value (as described below) of the equity awards being granted.
The Compensation Committee generally makes annual grants in November of each year. Additional grants are also made during the year in the Compensation Committee’s discretion in the case of a promotion, the addition of job responsibilities or the hiring of a new employee.
Equity Grant Practices. We do not backdate or re-price equity awards. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information in a way that would be to our executives’ advantage. Our practice is for the Compensation Committee to approve the equity awards to be granted during the next open trading window for the applicable period. This practice ensures that equity awards are granted at the time that all material information has been disclosed. On the grant date, the number and strike price for the option awards and the number of restricted share units are determined based on the closing price of our shares on that date on the NASDAQ Global Select Market.
Economic Value of Equity Awards. Our practice is for the Compensation Committee to approve the economic value (that is, currency-denominated value) of equity compensation of each award to be granted. The economic value is then converted, on the grant date, into an award of an absolute number of stock options and restricted share units based upon the methodology suggested by Hewitt and approved by the Compensation Committee. We refer to this methodology as the compensation methodology.
In making awards during fiscal 2008:
•
The stock option value for compensation purposes is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term equal to the full contractual term of the option and expected volatility based on the daily change in share price over the 36 months preceding the grant date, capped at 50%, and an overall discount factor on the computed Black-Scholes value. The stock option value for SFAS No. 123R purposes is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term less than the full contractual term of the option and expected volatility based on the daily change in share price over the period commensurate with the expected term, but without a discount factor on the computed Black-Scholes value.

•
The restricted share unit value for compensation purposes is derived using the closing share price on the grant date and a discount factor. The restricted share unit value for SFAS No. 123R purposes is also derived using the closing share price on the grant date but without a discount factor.

Commitment to RiskMetrics Group (formerly Institutional Shareholder Services). As part of the 2006 shareholder approval process for the LTI Plan, we made certain commitments to RiskMetrics Group, a provider of risk management and corporate governance products. One of these commitments was to manage the approved share pool under the LTI Plan so that the average annual burn rate (over a three-year period) of awards granted under the LTI Plan would not exceed 5.37% of the number of shares outstanding as of the end of each of the three fiscal years. The Compensation Committee has and intends to continue to make awards under the LTI Plan consistent with this commitment.
Equity Awards Granted in Fiscal 2008
To determine the size of equity grants in November 2008, the Compensation Committee considered the recommendations as to the total economic value of the equity grant recommended by the chief executive officer with respect to the other named executive officers and the size of the proposed award for each executive’s position relative to the 50th to 75th percentile for such position as reflected in the peer group data. The Compensation Committee also considers each executive’s individual performance, potential for advancement and importance to the company’s long-term success. After evaluating these considerations, the Compensation Committee determines the economic value of the equity grant for each named executive officer. The value is allocated equally between stock options and restricted share units. In accordance with our equity grant practices, grants are made during an open trading window for the applicable period based on the closing price of our shares. For equity grants made prior to November 2008, the Compensation Committee considered the factors described above other than the benchmarking data developed in connection with the adoption of the peer group in November 2008.
The economic value of the equity awards approved by the Compensation Committee and granted to the named executive officers during fiscal 2008 are as follows:

			Number of		Number of
		Total Economic	Stock Options		RSUs
		Value of Award	(Representing	Exercise	(Representing
		as Determined by	50% of the	Price of	50% of the
		the Compensation	Economic	Stock	Economic
	Date of Award	Committee	Value)	Options	Value)
Raymond J. Milchovich	11/13/08	$15,506,250	927,407	$21.430	408,920
Franco Baseotto	11/13/08	$1,100,000	65,590	$21.430	29,003
	8/14/08	$150,164	4,019	$48.100	1,764
Peter J. Ganz	11/13/08	$800,000	47,701	$21.430	21,093
Umberto della Sala	3/5/08	$9,044,390	194,431	$65.620	80,254
Beth B. Sexton	11/13/08	$450,000	26,832	$21.430	11,864
	5/15/08	$450,000	7,553	$78.630	3,234
Fiscal 2008 Equity Award Grants to Chief Executive Officer. On November 13, 2008, we granted stock options to purchase 927,407 shares and 408,920 restricted share units to the CEO pursuant to the terms of his 2008 employment agreement. Because the CEO’s employment agreement is for a three-year term, upon the inception of the agreement we issued a grant with an economic value equal to the amount that Mr. Milchovich would have received over the life of the agreement if he received grants annually so that the award would be fully vested by the expiration of the term of the agreement. The CEO is not eligible to receive any additional equity grants until after the third anniversary of the grant date.
Fiscal 2008 Equity Awards to the Named Executive Officers. In accordance with the processes described above, on November 4, 2008, the Compensation Committee approved the grant of stock options and restricted share units to Messrs. Baseotto and Ganz and Ms. Sexton. These grants were intended to be part of a regular cycle of annual grants under the LTI Plan, and cover compensation for the 2009 fiscal year. On November 13, 2008, in accordance with this process, stock options and restricted share units were granted to these individuals.

In August 2008, Mr. Baseotto received a grant of restricted share units having an economic value of $75,082, which equaled 1,764 restricted share units, and stock options having an economic value of $75,082, which equaled options to purchase an aggregate of 4,019 shares, pursuant to the terms of his employment agreement.
In May 2008, Ms. Sexton received a grant of restricted share units having an economic value of $225,000, which equaled 3,234 restricted share units, and stock options having an economic value of $225,000, which equaled options to purchase an aggregate of 7,553 shares, pursuant to the terms of her employment agreement.
In March 2008, Mr. della Sala received a grant of restricted share units having an economic value of €2,972,000, which equaled 80,254 restricted share units, and stock options having an economic value of €2,972,000, which equaled options to purchase an aggregate of 194,431 shares, pursuant to the terms of his employment agreement. Because Mr. della Sala’s employment agreement is for a four-year term, upon the inception of the agreement we issued a grant with an economic value equal to the amount that Mr. della Sala would have received over the life of the agreement if he received annual grants so that the award would be fully vested by the expiration of the term of the agreement. Mr. della Sala is not eligible to receive any additional equity grants until after the fourth anniversary of the grant date.
For additional information about each of the grants made during fiscal 2008, including the SFAS No. 123R grant date fair value of the awards, see the “Grants of Plan Based Awards for Fiscal 2008” table that follow this Compensation Discussion and Analysis.
Post-Employment Benefits
We provide severance benefits and change in control benefits to our named executive officers. For a detailed description of these benefits and a quantification of potential payments as of December 26, 2008, see “Termination and Change in Control Payments” and “Potential Post-Employment Payments Table” below. We also provide retirement benefits to certain of our named executive officers.
We believe that it is appropriate to provide reasonable severance benefits to senior management, reflecting the fact that it may be difficult for executives to find comparable employment within a short period of time. Severance agreements also permit us to make timely decisions with respect to changes in management and disentangle us from the former employee as soon as practicable. We generally have agreed to provide our named executive officers with severance in the amount of two times base salary and short-term bonus, as well as continuation of health and welfare benefits for two years and immediate vesting of all outstanding equity awards. In structuring these severance agreements, we strive for internal consistency among the members of senior management. In addition, the employment agreements with each of our named executive officers include provisions that prohibit the executive from competing with us or soliciting our employees or customers for a specified period.
In May 2008, we entered into amended employment arrangements with Messrs. Milchovich and Ganz in order to ensure that those agreements complied with the final regulations under Internal Revenue Code Section 409A. The principal amendments were to (i) reduce the period after a change of control for which a change of control termination payment would be made from 24 months for Mr. Milchovich and 36 months for Mr. Ganz to 13 months and (ii) with respect to Mr. Ganz’ agreement, to provide that severance payments due as a result of a termination other than during a change of control period would be made in a lump sum rather than installments.
Change in Control Benefits
We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and that the change of control arrangements for our named executive officers create incentives for our executive team to build stockholder value and to obtain the highest value possible should there be a possibility of our being acquired in the future, despite the risk that the acquisition could result in the executives losing their jobs. The change of control arrangements are also intended to attract and retain qualified executives who otherwise might view as more attractive other employers at a lower risk of being acquired.

The cash components of any change in control benefits are paid in a lump sum and are based upon a multiple of base salary and maximum short-term incentive compensation. In the event of a change in control, we also continue health and other insurance benefits for three to five years and immediately vest all equity compensation. In addition, we provide executive career assistance upon termination. We believe these levels of benefits are consistent with the general practice among our peers. Because of the so called “parachute” tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse the named executive officers for any taxes imposed as a result of the receipt of change in control benefits.
Retirement Plans and Retiree Medical
Until May 31, 2003, we maintained a qualified defined benefit pension plan in the United States. Since that time, no new participants were added to the U.S. plan and the benefits under the plan for participating participants were frozen. We replaced the U.S. defined benefit pension plan with enhancements to our 401(k) plan, pursuant to which we match employee contributions up to approximately $13,800 per employee. Of the named executive officers, only Mr. Milchovich is eligible to receive benefits under the frozen U.S. defined benefit pension plan. Messrs. Milchovich, Baseotto and Ganz and Ms. Sexton participate in our 401(k) plan on the same terms as other employees.
Several of our named executive officers are (or were) based overseas and are entitled to retirement benefits under local law. Upon retirement, Messrs. della Sala and Baseotto will be entitled to receive certain retirement benefits under Italian law and the national collective bargaining agreement that covers them, which we refer to as the National Contract.
We also maintain a program to provide health benefits to certain employees who retire from active service. Employees who were age 40 or older as of May 31, 2003 may retire with subsidized post-retirement medical benefits. The level of the subsidy is based on a participant’s defined benefit pension plan service as of May 31, 2003, subject to an overall limit. Of the named executive officers, only Mr. Milchovich is eligible to receive retiree health benefits.
Perquisites
The perquisites we provide are not a material part of the executives’ compensation packages. We reimburse certain senior management for fees associated with tax preparation, financial and estate planning services, an annual physical examination and tax gross-ups. We also reimburse Mr. Baseotto for high school education expenses for his daughter. Messrs. Milchovich, Baseotto and Ganz and Ms. Sexton, in lieu of receiving a company-furnished vehicle, receive a car allowance.
In July 2008, Mr. Baseotto relocated from Italy to the United States. From January 2008 to July 2008, we provided to Mr. Baseotto housing including basic living expenses and a vehicle. In fiscal 2008, we also reimbursed Mr. Baseotto for expenses incurred in connection with his relocation to New Jersey. In fiscal 2008, we also reimbursed Ms. Sexton for expenses incurred in connection with her relocation to the New Jersey area.
Health and Welfare Benefits
We maintain a number of health and welfare programs to provide life, health and disability benefits to employees of the company. For many of these programs, employees share in the cost of the coverage. The named executive officers participate in these plans on the same terms as other employees.

Tax Considerations
In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to our executive officers, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for its chief executive officer and its other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the company and that meets certain other technical requirements. The Compensation Committee also believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not always limit compensation to those levels or types of compensation that will be deductible. As a result of our tax position in recent years, any lack of deductibility of compensation has not negatively impacted our tax position. The Compensation Committee does consider alternative forms of compensation consistent with its compensation goals, which preserve deductibility.
Share Ownership Guidelines
We desire to promote the retention and motivation of our executive officers and non-employee directors and to align their interests more closely with those of our shareholders. Equity ownership plays a key role in aligning these interests. As a result, the Compensation Committee has adopted share ownership guidelines for our non-employee directors and certain executive officers, including each of our named executive officers.
The following guidelines set forth the target ownership levels in our shares that are expected for certain executive officers and non-employee directors. The target ownership levels are expressed as the market value of share holdings as a multiple of the executive’s base salary (as adjusted from time to time) or the non-employee director’s annual retainer (as adjusted from time to time). The total market value of the participant’s share holdings should equal or exceed the specified target ownership level.

Position/Title	Target Ownership Level

Non-employee Directors	5 × annual retainer

Chief Executive Officer (“CEO”)	5 × base salary

President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel and Executive Vice President of Human Resources	3 × base salary

Additional Executives as May be Determined by the CEO	2 × base salary
Actual levels of the market value of share ownership can fluctuate over time based on a change in pay rates and the value of the underlying shares. The target ownership levels set forth above are meant as targets to be achieved and maintained over time.

Prior to attaining the target ownership levels, we believe a participant’s sale of shares obtained through our compensation programs should be reasonably limited. Thus, in general, at least 50% of shares acquired through our equity compensation programs, after the payment of any applicable taxes, should be retained until the participant meets the relevant target ownership level. If a participant wishes to sell shares in excess of the allowable amount and is under the relevant target ownership level, the individual may request that the CEO approve an exception prior to the sale. The CEO has discretion in making this determination. Any exception granted will be reported by the CEO to the Compensation Committee. Any request for an exception made by the CEO must be approved by the Compensation Committee, which has discretion in making this determination. No such exceptions were requested or granted in fiscal 2008. These limitations on sales in the guidelines are applicable to equity grants made to Mr. Milchovich on August 11, 2006 and to all equity grants made on or after November 2006.
Compensation Committee Report on Executive Compensation
The Compensation Committee of Foster Wheeler AG (the “Company”) administers the Company’s executive compensation program and reviews and recommends to the Company’s Board of Directors the salaries, short-term incentive compensation and equity-based compensation to be paid to its executive officers. The Compensation Committee is comprised of the individuals listed below, each of whom is a non-employee director who meets the independence requirements of The NASDAQ Stock Market LLC. The Compensation Committee retains the services of independent consultants and other experts as it deems necessary or appropriate to assist in fulfilling its responsibilities.
This Compensation Committee Report describes activities of the Compensation Committee of Foster Wheeler Ltd. prior to the redomestication and the activities of the Compensation Committee of Foster Wheeler AG since the redomestication.
The Compensation Committee reviewed and discussed the information included in the Company’s Compensation Discussion and Analysis for the 2008 fiscal year. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2009 annual general meeting of shareholders and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008 for filing with the SEC.
Compensation Committee:
Steven J. Demetriou, Chairperson
Stephanie Hanbury-Brown
Maureen B. Tart-Bezer
James D. Woods

Summary Compensation Table for Fiscal 2008
The following table sets forth the compensation paid or accrued by us during the years ended December 26, 2008, December 28, 2007 and December 29, 2006 for our named executive officers.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred	All
					Stock	Option	Incentive	Compensation	Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)		($) (1)	($) (1)	($) (2)	($)(3)	($)		($)
Raymond J. Milchovich	2008	$1,031,940	$—		$2,146,297	$2,077,448	$2,063,900	$947	$57,781	(4)	$7,378,313
Chairman and Chief Executive Officer	2007	$992,250	$500,000	(5)	$1,781,166	$1,716,645	$1,984,500	$231	$60,856	(6)	$7,035,648
	2006	$945,000	$—		$3,649,435	$3,193,745	$1,890,000	$398	$909,729	(7)	$10,588,307
Franco Baseotto (8)	2008	$397,610	$—		$219,081	$188,598	$541,500	$—	$361,121	(9)	$1,707,910
Executive Vice President,	2007	$287,194	$—		$93,665	$77,774	$331,970	$—	$78,661	(10)	$869,264
Chief Financial Officer and Treasurer
Peter J. Ganz	2008	$464,100	$—		$261,771	$226,273	$649,700	$—	$36,084	(11)	$1,637,928
Executive Vice President,	2007	$446,250	$—		$134,507	$114,122	$624,750	$—	$34,103	(12)	$1,353,732
General Counsel and Secretary	2006	$425,000	$—		$296,410	$324,859	$595,000	$—	$33,792	(13)	$1,675,061
Umberto della Sala (14)	2008	$800,068	$—		$2,783,615	$2,458,181	$1,048,961	$—	$95,372	(15)	$7,186,197
President and Chief Operating Officer	2007	$516,189	$—		$256,644	$214,198	$828,765	$—	$376,960	(16)	$2,192,756
	2006	$463,658	$—		$685,942	$1,241,329	$676,596	$—	$1,190,742	(17)	$4,258,267
Beth B. Sexton (18)	2008	$270,385	$—		$147,716	$126,250	$324,500	$—	$169,961	(19)	$1,038,812
Executive Vice President of Human Resources

(1)
Represents the compensation expense of restricted shares and restricted share units for the Stock Awards column and stock option awards for the Option Awards column recognized in our consolidated financial statements for the reporting period, including compensation expenses associated with grants that were made in prior years, in accordance with SFAS No. 123R. The compensation cost shown for restricted shares and restricted share units is based on the closing price of our shares on the date of grant, and the compensation cost shown for stock option awards is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 26, 2008: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(2)
Represents short-term incentive compensation amounts earned in accordance with the Foster Wheeler Annual Executive Short-term Incentive Plan. The basis for determining short-term incentive compensation for fiscal 2008 is discussed in greater detail under the section entitled “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

(3)
Represents the aggregate change in the actuarial present value of the benefits payable under the U.S. defined benefit pension plan. Under the U.S. pension plan, retirement benefits are primarily a function of both years of service and level of compensation. The U.S. pension plan is frozen to new entrants and additional benefit accruals, and is noncontributory. See “Pension Benefits for Fiscal 2008” for more information.

(4)
Mr. Milchovich received payments of $6,400 for tax preparation fees, $5,858 for estate planning services and $10,200 for tax gross-ups. Mr. Milchovich also received a $13,800 match on his employee 401(k) contribution and a $20,415 car allowance. We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee.

(5)	The Board awarded a one-time, discretionary bonus in the amount of $500,000 to Mr. Milchovich in recognition of Mr. Milchovich’s contributions to our outstanding performance in 2007.

(6)
Mr. Milchovich received payments of $2,940 for tax preparation fees, $11,588 for estate planning services and $12,090 for tax gross-ups. Mr. Milchovich also received a $13,500 match on his employee 401(k) contribution and a $19,630 car allowance. We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee.

(7)
Mr. Milchovich received payments of $7,400 for country club membership fees and dues, $1,900 for tax preparation fees and $7,739 for tax gross-ups. Mr. Milchovich also received a $13,200 match on his employee 401(k) contribution and a $12,382 car allowance. We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee. Pursuant to an amendment to Mr. Milchovich’s Employment Agreement dated January 22, 2003 (which amendment expressly was not superseded by his August 11, 2006 Employment Agreement), whereby we agreed to monetize his non-qualified retirement benefit, Mr. Milchovich also received the final four payments of $216,500, totaling $866,000, pursuant to this arrangement in 2006.

(8)
Until July 2008, Mr. Baseotto was employed in Italy and, therefore, his compensation prior to July 2008 was paid in euros (such amounts were converted to U.S. dollars using the exchange rate on the dates of payment).

(9)
As noted above, Mr. Baseotto relocated from Italy to the United States in July 2008. From January to July 2008, we paid $36,962 to provide housing including basic living expenses for Mr. Baseotto and $5,572 to furnish a vehicle for Mr. Baseotto. Pursuant to his employment in Italy, Mr. Baseotto received a $17,270 contribution to his private defined contribution pension account and a payout of his accrued vacation of $109,195. We also provided $64,645 of moving assistance to relocate Mr. Baseotto to New Jersey. Subsequent to his relocation to New Jersey, Mr. Baseotto received a $9,654 car allowance, an $11,398 match on his employee 401(k) contribution and payments of $6,589 for estate planning services, $27,250 for high school education expenses of his daughter and $72,586 for tax gross-ups.

(10)
Mr. Baseotto received a $47,946 contribution to his private defined contribution pension account pursuant to his employment in Italy. Mr. Baseotto also received a $5,165 allocation to a severance accrual account. Pursuant to his employment in Italy, employers must accrue annually the equivalent of an employee’s annual base salary divided by 13.5 throughout the employment relationship. The severance accrual account represents amounts to be paid as mandatory severance indemnity compensation upon termination of employment with us for any reason. As noted above, we agreed to provide to Mr. Baseotto housing including basic living expenses and a vehicle. We paid $20,760 to provide housing including basic living expenses for Mr. Baseotto and we paid $2,388 to furnish a vehicle for Mr. Baseotto. We also reimbursed Mr. Baseotto $2,402 for travel costs between Italy and the United States for him and his family.

(11)	Mr. Ganz received payments of $1,020 for tax preparation fees and $849 for tax gross-ups. Mr. Ganz also received a $13,800 match on his employee 401(k) contribution and a $20,415 car allowance.

(12)	Mr. Ganz received payments of $531 for tax preparation fees and $442 for tax gross-ups. Mr. Ganz also received a $13,500 match on his employee 401(k) contribution and a $19,630 car allowance.

(13)	Mr. Ganz received payments of $525 for tax preparation fees and $437 for tax gross-ups. Mr. Ganz also received a $13,200 match on his employee 401(k) contribution and a $19,630 car allowance.

(14)
Mr. della Sala is employed in Italy and, therefore, his compensation is paid in euros. The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment. The figures in the Non-Equity Incentive Compensation column were converted to U.S. dollars using the exchange rate on the date the short-term incentive compensation grant was approved by the Compensation Committee as the payment to Mr. della Sala was made subsequent to the filing of the proxy statement with the SEC.

(15)
Mr. della Sala received a $29,946 contribution to his private defined contribution pension account pursuant to his employment in Italy. Mr. della Sala also received a payout of his accrued vacation of $65,426.

(16)
Mr. della Sala received a $91,874 contribution to his private defined contribution pension account pursuant to his employment in Italy. Mr. della Sala also received a $12,480 allocation to a severance accrual account. In June 2006, Mr. della Sala made, pursuant to Italian law, an irrevocable election to freeze his pension benefits in the governmental pension program and to have our statutorily required governmental pension fund contributions paid directly to him rather than to the appropriate Italian government agency. Mr. della Sala received $272,606 for 2007 under this arrangement. Beginning January 1, 2008, the Italian law permitting the payments to Mr. della Sala expired and the payments are now made to the appropriate Italian government agency.

(17)
Mr. della Sala received a $40,907 contribution to his private defined contribution pension account pursuant to his employment in Italy. Mr. della Sala also received a $32,602 allocation to a severance accrual account. As noted above, in June 2006, Mr. della Sala made, pursuant to Italian law, an irrevocable election to freeze his pension benefits in the governmental pension program and to have our statutorily required governmental pension fund contributions paid directly to him rather than to the appropriate Italian government agency. Mr. della Sala received $1,117,233 for 2006 under this arrangement.

(18)	Ms. Sexton was elected our Executive Vice President of Human Resources on April 7, 2008.

(19)
In conjunction with her relocation to the New Jersey area, we provided $84,546 of moving assistance to Ms. Sexton. Ms. Sexton also received a payment of $57,491 for tax gross-ups. Finally, Ms. Sexton received a $13,398 match on her employee 401(k) contribution and a $14,526 car allowance.

Grants of Plan-Based Awards for Fiscal 2008
The following table sets forth the plan-based awards granted to our named executive officers during the year ended December 26, 2008.

						All Other		All Other			Grant Date
						Stock		Option Awards:			Fair Value
			Estimated Possible Payouts			Awards:		Number of		Exercise or	of Stock
		Compensation	Under Non-Equity Incentive			Number of		Securities		Base Price	and
		Committee	Plan Awards (1)			Shares of		Underlying		of Option	Option
	Grant	Action	Threshold	Target	Maximum	Stock or Units		Options		Awards	Awards
Name	Date	Date	($)	($)	($)	(#)		(#)		($/Sh) (2)	($) (3)
Raymond J. Milchovich	—	—	$722,358	$1,031,940	$2,063,900
	11/13/08	11/4/08				408,920	(4)				$8,763,156
	11/13/08	11/4/08						927,407	(5)	$21.430	$8,659,269

Franco Baseotto	—	—	$189,539	$270,771	$541,500
	11/13/08	11/4/08				29,003	(6)				$621,534
	11/13/08	11/4/08						65,590	(7)	$21.430	$622,449
	8/14/08	5/5/08				1,764	(8)				$84,848
	8/14/08	5/5/08						4,019	(9)	$48.100	$69,810

Peter J. Ganz	—	—	$227,409	$324,870	$649,700
	11/13/08	11/4/08				21,093	(6)				$452,023
	11/13/08	11/4/08						47,701	(7)	$21.430	$452,682

Umberto della Sala	—	—	$367,136	$524,481	$1,048,961
	3/5/08	2/22/08				80,254	(10)				$5,266,267
	3/5/08	2/22/08						194,431	(11)	$65.620	$4,668,288

Beth B. Sexton	—	—	$113,562	$162,231	$324,500
	11/13/08	11/4/08				11,864	(6)				$254,246
	11/13/08	11/4/08						26,832	(7)	$21.430	$254,636
	5/15/08	3/26/08				3,234	(12)				$254,289
	5/15/08	3/26/08						7,553	(13)	$78.630	$214,559

(1)
Represents the possible payout for each named executive officer under the STI Plan if the threshold, target or maximum goals are satisfied, as further described under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

(2)	The exercise price of the stock options was determined using the closing price on the grant date.

(3)
Represents the grant date fair value of awards of restricted share units or stock options granted under the LTI Plan. Such awards have been valued in this table in accordance with SFAS No. 123R. The value shown for restricted shares and restricted share units is based on the closing price of our shares on the date of grant, and for stock options is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 26, 2008: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(4)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of restricted share units on November 13, 2008. One-third of the restricted share units vests on November 13, 2009, one-third vests on November 13, 2010 and the remaining one-third vests on November 13, 2011. The restricted share units do not have voting or dividend rights until they vest and are settled in shares. Mr. Milchovich is not eligible to receive any additional equity grants until after the third anniversary of the grant date.

(5)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on November 13, 2008. The stock options expire on November 12, 2013. One-third of the stock options vests on November 13, 2009, one-third vests on November 13, 2010 and the remaining one-third vests on November 13, 2011. Mr. Milchovich is not eligible to receive any additional equity grants until after the third anniversary of the grant date.

(6)
The Compensation Committee approved, pursuant to the LTI Plan, the award of restricted share units on November 13, 2008. One-third of the restricted share units vests on December 31, 2009, one-third vests on December 31, 2010 and the remaining one-third vests on December 31, 2011. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(7)
The Compensation Committee approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on November 13, 2008. The stock options expire on December 31, 2013. One-third of the stock options vests on December 31, 2009, one-third vests on December 31, 2010 and the remaining one-third vests on December 31, 2011.

(8)
The Compensation Committee approved, pursuant to the LTI Plan, the award of restricted share units on August 14, 2008. One-third of the restricted share units vested on December 31, 2008, one-third vests on December 31, 2009 and the remaining one-third vests on December 31, 2010. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(9)
The Compensation Committee approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on August 14, 2008. The stock options expire on August 13, 2013. One-third of the stock options vested on December 31, 2008, one-third vests on December 31, 2009 and the remaining one-third vests on December 31, 2010.

(10)
The Compensation Committee approved, pursuant to the LTI Plan, the award of restricted share units on March 5, 2008. One-fourth of the restricted share units vested on December 31, 2008, one-fourth vests on December 31, 2009, one-fourth vests on December 31, 2010 and the remaining one-fourth vests on December 31, 2011. The restricted share units do not have voting or dividend rights until they vest and are settled in shares. Mr. della Sala is not eligible to receive any additional equity grants until after the fourth anniversary of the grant date.

(11)
The Compensation Committee approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on March 5, 2008. The stock options expire on March 4, 2013. One-fourth of the stock options vested on December 31, 2008, one-fourth vests on December 31, 2009, one-fourth vests on December 31, 2010 and the remaining one-fourth vests on December 31, 2011. Mr. della Sala is not eligible to receive any additional equity grants until after the fourth anniversary of the grant date.

(12)
The Compensation Committee approved, pursuant to the LTI Plan, the award of restricted share units on May 15, 2008. One-third of the restricted share units vested on December 31, 2008, one-third vests on December 31, 2009 and the remaining one-third vests on December 31, 2010. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(13)
The Compensation Committee approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on May 15, 2008. The stock options expire on May 14, 2013. One-third of the stock options vested on December 31, 2008, one-third vests on December 31, 2009 and the remaining one-third vests on December 31, 2010.

Employment Agreements
The following discussion summarizes our employment agreements with our named executive officers, including the provisions of those agreements that address termination and change of control payments. Please refer to the section entitled, “Indemnification of Directors and Officers,” for more information related to indemnification of our directors and officers.
Restricted share, restricted share unit and stock option information in the following discussion has been adjusted for the 1-for-20 reverse share split, which was approved by our shareholders on November 29, 2004, and the 2-for-1 share split, which was effected on January 22, 2008.
Effective February 9, 2009, the employment agreements between each of our named executive officers and Foster Wheeler Ltd. were assigned to Foster Wheeler Inc., one of our subsidiaries. The terms and conditions were unaffected by the assignment.
Employment Agreement for Raymond J. Milchovich
We entered into an employment agreement with Mr. Milchovich on August 11, 2006, which was amended on each of January 30, 2007 and February 27, 2007 and amended and restated on May 6, 2008 and again on November 4, 2008. The term of the current employment agreement commenced on November 4, 2008 and will end on the earlier of (i) the third anniversary of the effective date (November 4, 2011) and (ii) such earlier date on which the agreement is terminated pursuant to its terms, provided, however, that upon the third anniversary of the effective date, and upon each anniversary thereafter, the term of Mr. Milchovich’s employment shall be automatically extended for one year unless either we or Mr. Milchovich give written notice to the other at least 90 days prior thereto that the term of employment shall not be so extended.
Mr. Milchovich currently serves as our Chairman and Chief Executive Officer. Mr. Milchovich is entitled to a base salary, which the Compensation Committee will review on each anniversary date or such other appropriate date as Foster Wheeler and Mr. Milchovich may agree and determine if, and by how much, the base salary should be increased. As of January 1, 2009, Mr. Milchovich’s base salary is $1,250,000.
Mr. Milchovich’s employment agreement establishes an annual short-term incentive compensation target equal to 100% for fiscal year 2008, and 130% for subsequent years, of his base salary, which will be payable should we achieve our target objectives for that fiscal year, as approved by the Compensation Committee. If we achieve target objectives in a particular year significantly in excess of our expectations for the year, Mr. Milchovich’s annual short-term incentive compensation may be increased to 200% of base salary for fiscal year 2008, and 260% of base salary for subsequent years. If Mr. Milchovich’s employment with us terminates during a fiscal year, his annual short-term incentive compensation for that year will be prorated for the actual number of days of his employment with us for that year.
On the effective date of his August 11, 2006 agreement, Mr. Milchovich received restricted shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled 248,940 restricted shares. Mr. Milchovich also received stock options to purchase shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled options to purchase an aggregate of 560,080 shares. The restricted shares and the stock options were each granted under the LTI Plan. The restricted shares and the stock options vest in one-third increments on August 11, 2007, August 11, 2008 and August 11, 2009.
In addition, pursuant to his November 4, 2008 agreement, Mr. Milchovich on November 13, 2008 received restricted share units with an economic value as of the grant date equal to approximately $7,753,125, which equaled 408,920 restricted share units. Mr. Milchovich also received stock options to purchase shares with an economic value as of the grant date equal to approximately $7,753,125, which equaled options to purchase an aggregate of 927,407 shares. The restricted share units and the stock options were each granted under the LTI Plan. The restricted shares and the stock options vest in one-third increments on November 13, 2009, November 13, 2010, and November 13, 2011.

During the term of his employment agreement, Mr. Milchovich is entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and other similar programs as from time to time in effect and made available to our senior management generally. However, Mr. Milchovich is not entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program. Mr. Milchovich is entitled to an annual five-week paid vacation period. We also pay the annual premium on a supplemental term life insurance policy. Mr. Milchovich’s employment agreement also provides that we will provide him the following perquisites:
•	an annual physical examination;

•	home office equipment and associated services for business use in his homes;

•	reasonable security measures, should his personal security become an issue, subject to the approval of the Compensation Committee;

•	an annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation; and

•	an allowance for an automobile.
Mr. Milchovich has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that upon termination he will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) two years following a termination without cause or resignation with good reason, and (ii) one year following all other terminations.
In addition to any rights to indemnification to which Mr. Milchovich is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.
Mr. Milchovich’s Termination and Change of Control Provisions
Upon any termination of employment, we will pay to, provide to, or allow the retention by, Mr. Milchovich, or his estate or beneficiary, as the case may be, (i) the base salary earned through the date of such termination, (ii) except for termination by us for cause or by Mr. Milchovich without good reason, any earned, but unpaid, annual cash incentive or other incentive awards, (iii) a payment representing his accrued but unpaid vacation, (iv) any vested but not forfeited benefits on the date of such termination under our employee benefit plans in accordance with the terms of such plans, (v) the vested portion of his restricted shares, restricted share units, and stock options and (vi) benefit continuation and conversion rights to which he is entitled under our employee benefit plans and his employment agreement.
In addition to those payments and benefits to be paid, provided or retained upon any termination, if Mr. Milchovich dies during the term of his employment agreement, the employment agreement will terminate and he will not be entitled to any additional payments or benefits thereunder, except (i) we will make a lump sum cash payment to his estate or beneficiary, as the case may be, within two months following such termination equal to one year of the base salary on the date of such termination, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, and (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested.
In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of his employment agreement Mr. Milchovich becomes physically or mentally disabled, whether totally or partially, such that he is unable to perform his principal services under the employment agreement for a period of not less than 180 consecutive days, we may at any time after the last day of such period terminate the employment agreement and Mr. Milchovich will be entitled to no further payments or benefits under the agreement, except that he will be entitled to receive such payments and benefits as he would have received upon his death, less any payments made to him pursuant to a disability insurance plan maintained by us.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if we terminate Mr. Milchovich’s employment for cause, the agreement will terminate immediately and (i) he will be entitled to receive no further amounts or benefits under the agreement, except as required by law, (ii) all unvested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be immediately forfeited and (iii) all vested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be forfeited on the earlier of the date which is ninety days following such termination or their original expiration date. For purposes of this agreement, “cause” means Mr. Milchovich (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to us, (iii) materially breaching the employment agreement and not curing such breach within thirty days after we provide written notice of such breach to him, or (iv) committing a material violation of our code of business conduct and ethics.
In addition to those payments and benefits to be paid, provided or retained upon any termination, if Mr. Milchovich voluntarily terminates his employment other than for good reason, Mr. Milchovich may exercise any vested stock options granted on August 11, 2006 through August 11, 2011 and granted on November 13, 2008 through November 13, 2013. Mr. Milchovich may not voluntarily terminate his employment without good reason prior to the date which is thirty days following the date on which he provides written notice to us of such termination.
In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of the agreement (and not within the thirteen month period following a change of control), we terminate Mr. Milchovich’s employment without cause or if he terminates his employment with good reason, the employment agreement will automatically terminate and he will be entitled to no further payments under the employment agreement, except (i) we will make a lump sum cash payment to him within two months following such termination equal to the sum of (a) 200% of his base salary on the date of such termination and (b) 200% of his annual short-term incentive compensation at target, (ii) continuing receipt of the benefits provided by us during the twenty-four month period commencing on the date of such termination, provided, however, that for benefits that are not health and welfare benefits, we will pay Mr. Milchovich the value of such benefits in a lump sum within thirty days of the date of the termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested and (iv) we will pay the reasonable costs of executive-level career assistance services by a firm designated by him for a period of twelve months following such termination. For purposes of the employment agreement, “good reason” will mean a material negative change in the employment relationship without Mr. Milchovich’s consent, as evidenced by the occurrence of any of the following during the term of his employment agreement: (i) a material change in his position causing it to be of materially less stature or responsibility, or a change in his reporting relationship, (ii) following a change of control, the relocation of his principal place of employment by more than fifty miles, (iii) we materially breach the employment agreement or (iv) he is not nominated for election to our Board of Directors or, if elected, is not named as its chairman, or if he is not timely renominated for election to our Board of Directors or is involuntarily removed from the board under circumstances that would not constitute cause or for reasons of his disability, or (v) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Mr. Milchovich must notify us within ninety days of the event and provide us with thirty days to cure.
In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of Mr. Milchovich’s employment agreement we terminate his employment without cause or he terminates his employment with good reason, in each case within the thirteen month period following a change of control, or if he terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, the employment agreement will automatically terminate and he will be entitled to no further payments or benefits under the agreement, except (i) we will make a lump sum cash payment to him equal to the sum of (a) 300% of his base salary in effect on the date of such termination and (b) 300% of his annual short-term incentive compensation at target, (ii) continuing receipt of the health benefits provided by us during the thirty-six month period commencing on the date of such termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested, (iv) we will pay the reasonable cost of executive-level career assistance services for him by a firm designated by him for a period of twelve months following such termination and (v) certain gross-up payments for excise taxes related to parachute payments. In addition, as soon as possible following a change of control, Mr. Milchovich will be paid a short-term incentive bonus for the year in which the change of control takes place.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if the Agreement were to terminate because the Company provided notice of non-extension to Mr. Milchovich ninety days prior to the end of the Agreement’s term, Mr. Milchovich would be entitled to no further payments or benefits under the agreement, except for a lump sum payment equal to 200% of his base salary in effect on the date of such termination.
If on the last date on which a stock option may be exercised or on the last date on which restricted shares or restricted share units may be sold under the terms of his employment agreements applicable law would preclude Mr. Milchovich from exercising or selling such stock options or restricted shares, the expiration of the applicable exercise and sale periods will be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the stock options, restricted share units, or restricted shares would first no longer violate applicable laws.
With regard to continuation of health benefits described above, for each month during the 24-month or 36-month (as applicable) continuation period following the termination date, (i) we will make a cash payment each month equal to the full monthly premium for such health benefits minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes and (ii) Mr. Milchovich will remit monthly premiums each month for the full cost of any such medical and dental benefits.
If any of the payments due to Mr. Milchovich are deemed to be deferred compensation under Internal Revenue Code Section 409A (“IRC 409A”)(after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.
Employment Agreements for Franco Baseotto
Prior Supplemental Employment Agreement
On November 12, 2007, we and our subsidiary, Foster Wheeler Continental Europe S.r.l. (“FWCEU”) entered into a supplemental employment agreement with Mr. Baseotto. The supplemental agreement supplemented Mr. Baseotto’s then Italian employment arrangements with an additional employment arrangement comparable to that provided to our other executive officers.
Present Employment Agreement
On May 6, 2008, effective July 1, 2008, Mr. Baseotto, FWCEU, and we agreed to terminate the above described supplemental employment agreement and replace it with Mr. Baseotto’s present employment agreement, which present agreement is summarized below.
The agreement terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation. Under the agreement, Mr. Baseotto serves as our Executive Vice President, Chief Financial Officer and Treasurer and is to perform duties consistent with this position. Mr. Baseotto is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed. As of January 1, 2009, Mr. Baseotto’s base salary is $550,000.
Mr. Baseotto’s employment agreement provides for an annual short-term incentive compensation target of 75% of base salary up to a maximum of 150% of base salary based upon targeted business objectives as established by the Chief Executive Officer.
The agreement provides eligibility for annual stock option grants as determined by the Compensation Committee of the Board. The agreement also entitled Mr. Baseotto to grants of restricted stock and options, each valued at $75,082, which grants were made on August 14, 2008, in the amounts of 1,764 and 4,019 respectively. Following the above-described grants, Mr. Baseotto is entitled annually to long-term incentive awards equal to 1.8 times his base salary, the form and conditions of which are established by the Compensation Committee.

Mr. Baseotto is entitled to an annual 28-day paid vacation period. Mr. Baseotto is also entitled to the following perquisites and benefits:
•
those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•	an allowance for an automobile;
•	annual financial planning services;
•	reimbursement on a one-time basis for legal expense associated with estate planning;
•	home office equipment; and
•	an annual physical examination.
The agreement entitled Mr. Baseotto to relocation to the Clinton, New Jersey area pursuant to our Relocation Policy, including reimbursement of fees and expenses related to his purchase of a home, his costs of moving personal belongings, and a $15,000 settling in allowance. In addition, we have agreed to provide Mr. Baseotto with payments equal to the cost of his daughter’s high school. To the extent any of the foregoing can not be deducted on Mr. Baseotto’s tax returns, we will provide him a grossup payment sufficient to offset any non-deductible fees, expenses, or costs.
Mr. Baseotto has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.
In addition to any rights to indemnification to which Mr. Baseotto is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.
Mr. Baseotto’s Termination and Change of Control Provisions
In the event of any termination of Mr. Baseotto’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.
For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. “Good reason” means a material negative change in the employment relationship without Mr. Baseotto’s consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after he has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Mr. Baseotto must notify us within ninety days of the event and provide us with thirty days to cure.

In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Baseotto for good reason, we will provide to Mr. Baseotto, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vi) two years of additional age and service credit under any pension plans to the extent Mr. Baseotto was participating in them on his termination date.
If, within thirteen months of a “change of control,” as defined in the agreement, we terminate Mr. Baseotto’s employment other than for “cause” or disability or if Mr. Baseotto terminates his employment for “good reason,” or if Mr. Baseotto terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, we will provide to Mr. Baseotto, in addition to those payments to be paid or provided upon any termination, (i) his proportionate annual short-term incentive compensation (to the extent not already paid), (ii) a lump sum cash payment of three (3) times the sum of his base salary and the highest annual short-term incentive compensation, (iii) five-year continuation of certain employee welfare benefits, (iv) a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. Baseotto would have received if he had remained employed for three years after the date of his termination, (v) the right to tender restricted stock (whether vested or not) in exchange for cash, and (vi) outplacement services. If any payments to Mr. Baseotto would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. Baseotto in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.
In addition, as soon as possible following a change of control, Mr. Baseotto will be paid a short-term incentive bonus for the year in which the change of control takes place.
If any of the payments due to Mr. Baseotto are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.
Employment Agreement for Peter J. Ganz
We entered into an employment agreement with Mr. Ganz effective October 10, 2005, which agreement was amended on October 6, 2006 and amended and restated on May 6, 2008. The agreement terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.
Under the agreement, Mr. Ganz serves as our Executive Vice President and General Counsel and is to perform duties consistent with this position. Mr. Ganz also was elected as our Secretary on May 9, 2006. Mr. Ganz is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed. As of January 1, 2009, Mr. Ganz’s base salary is $482,664.
Mr. Ganz’s employment agreement provides for an annual short-term incentive compensation target of 70% of base salary up to a maximum of 140% of base salary based upon targeted business objectives as established by the Chief Executive Officer. Effective January 1, 2009, Mr. Ganz’ target was increased to 75% of base salary up to a maximum of 150% of base salary based upon targeted business objectives as established by our Compensation Committee. The agreement acknowledges that Mr. Ganz received a signing bonus in the amount of $500,000 on October 10, 2005.
The agreement provides eligibility for annual stock option grants as determined by the Compensation Committee of the Board. Commencing in 2007, Mr. Ganz became entitled annually to long-term incentive awards equal to 1.5 times his base salary, the form and conditions of which are established by the Compensation Committee.

Mr. Ganz is entitled to an annual five-week paid vacation period. Mr. Ganz is also entitled to the following perquisites and benefits:
•
those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•	an allowance for an automobile;
•	annual financial planning services;
•	reimbursement on a one-time basis for legal expense associated with estate planning;
•	home office equipment; and
•	an annual physical examination.
Mr. Ganz has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.
In addition to any rights to indemnification to which Mr. Ganz is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.
Mr. Ganz’s Termination and Change of Control Provisions
In the event of any termination of Mr. Ganz’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.
For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. “Good reason” means a material negative change in the employment relationship without Mr. Ganz’s consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after he has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Mr. Ganz must notify us within ninety days of the event and provide us with thirty days to cure.

In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Ganz for good reason, we will provide to Mr. Ganz, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vi) two years of additional age and service credit under any pension plans to the extent Mr. Ganz was participating in them on his termination date.
If, within thirteen months of a “change of control,” as defined in the agreement, we terminate Mr. Ganz’s employment other than for “cause” or disability or if Mr. Ganz terminates his employment for “good reason,” or if he terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, we will provide to Mr. Ganz, in addition to those payments to be paid or provided upon any termination, (i) his proportionate annual short-term incentive compensation (to the extent not already paid), (ii) a lump sum cash payment of three (3) times the sum of his base salary and the highest annual short-term incentive compensation, (iii) five-year continuation of certain employee welfare benefits, (iv) a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. Ganz would have received if he had remained employed for three years after the date of his termination, (v) the right to tender restricted stock (whether vested or not) in exchange for cash, and (vi) outplacement services. If any payments to Mr. Ganz would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. Ganz in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.
In addition, as soon as possible following a change of control, Mr. Ganz will be paid a short-term incentive bonus for the year in which the change of control takes place.
If any of the payments due to Mr. Ganz are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.
Employment Agreements for Umberto della Sala
Prior Agreement – Italian Law and National Contract
Prior to its expiration on February 28, 2008, our arrangements with Mr. della Sala, who serves as an executive officer, were governed by a letter agreement between FWCEU and him providing that he serves as a “Manager” under Italian law. Substantially all terms of Mr. della Sala’s employment were mandated by Italian law and the National Contract, which is not specific to our company.
2008 Revisions
FWCEU and Mr. della Sala agreed to terminate the above-described letter agreement effective February 29, 2008 and to revise his employment arrangements as described below.
Present Agreement – Italian Law and National Contract
Mr. della Sala’s revised arrangements with his Italian employer were first effective as of April 1, 2008. Effective October 1, 2008, his employment was transferred from FWCEU to another of our Italian subsidiaries, Foster Wheeler Global E&C S.r.l. (“FWGE&C”). The terms and conditions of his Italian employment were otherwise unaffected by the transfer.

Mr. della Sala’s Italian current arrangements are governed by an agreement providing that he serves as a “Manager” under Italian law. His base salary with FWGE&C is €195,000 and the agreement expires by its own terms on December 31, 2011. Substantially all terms of Mr. della Sala’s employment with FWGE&C remain mandated by Italian law and the National Contract, which is not specific to our company. Pursuant to the provisions of the National Contract, Mr. della Sala:
•	receives his yearly salary in 13 installments;
•	is not subject to working time schedules or overtime rules;
•	is entitled to 29.2 working days of vacation per year;
•	for permissible reasons, is entitled to an unpaid leave period;
•	in case of illness, is entitled to maintain his position for a consecutive period of up to 12 months, during which he will receive his full salary (with the cost being fully borne by the employer);
•	is entitled to insurance coverage for on- and off-duty accidents, including death; and
•	is entitled to indemnification for any civil liabilities incurred by him in the performance of his employment activities except in the case of gross negligence or willful misconduct.
Mr. della Sala has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.
Mr. della Sala’s Present Termination and Change of Control Provisions—Italian Law and National Contract
Mr. della Sala’s termination and change of control arrangements with FWGE&C are as follows:
Italian law regulates the benefits payable upon any termination of employment by the employer, FWGE&C, as generally described below:
•
If there is a termination for “cause,” Mr. della Sala would be entitled to receive mandatory severance indemnity compensation based on seniority. Cause would include events such as theft, certain criminal convictions and serious insubordination.

•
If there is a termination without cause, an Italian court could award Mr. della Sala damages equal to the compensation that would have been earned through the natural expiration of the contract term, in addition to mandatory severance indemnity compensation.

If the revised arrangements expire by their own terms on December 31, 2011, Mr. della Sala is entitled to only the mandatory severance indemnity compensation.
Finally, in consideration of the non-competition and non-solicitation provisions in Mr. della Sala’s revised agreement, and as necessary to satisfy Italian law, Mr. della Sala will be paid 30% of his Italian base salary following Mr. della Sala’s date of termination of employment and 10% of his Italian base salary on the first anniversary date of such payment.

Present Agreement – Employment Agreement with Foster Wheeler Inc.
Mr. della Sala’s agreement with Foster Wheeler Inc., which was effective as of March 1, 2008, provides as follows:
Mr. della Sala’s agreement terminates upon the earlier of December 31, 2011 or the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.
Under the agreement, Mr. della Sala serves as our President and Chief Operating Officer. Mr. della Sala is entitled to a U.S. base salary of €346,000, to be increased to €391,000 on January 1, 2009 and to thereafter be reviewed by us on each January 1 or another appropriate date when the salaries of executives at the executive’s level are normally reviewed.
For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform the duties of his position, or (ix) a material violation of our Code of Business Conduct and Ethics. “Good reason” means a material negative change in the employment relationship without Mr. della Sala’s consent as evidenced by among other things: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of U.S. base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement, (vi) resignation in compliance with applicable law or rules of professional conduct or (vii) termination without cause by FWGE&C of his employment agreement with FWGE&C, in each case subject to Mr. della Sala having given us notice of the event within 90 days of its occurrence and our having failed to cure same within the following 30 days.
Mr. della Sala’s employment agreement provides for an annual short-term incentive compensation target of 120% of his U.S. base salary up to a maximum of 240% of his U.S. base salary based upon targeted business objectives as established by our Board of Directors or Compensation Committee.
The agreement also provides for a grant of restricted share units having an economic value of €2,972,000 and of options having an economic value of €2,972,000, with the grant to be made during the first open trading window subsequent to the effectiveness of the agreement. In March 2008, we made this grant, granting Mr. della Sala 80,254 restricted share units and options to purchase an aggregate of 194,431 shares as required under the agreement. One-fourth of the units and options vest on each of December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011. The options have a term of five years.
Mr. della Sala is also entitled to the following perquisites and benefits:
•
to the extent he is or becomes eligible, those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•	annual financial planning services;
•	reimbursement on a one-time basis for expense associated with estate planning;
•	home office equipment; and
•	an annual physical examination.

Mr. della Sala received a €44,000 “make whole” payment relating to the period between January 1, 2008 and the effective dates of his new Italian and Foster Wheeler Inc. agreements.
Mr. della Sala has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.
In addition to any rights to indemnification to which Mr. della Sala is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.
Mr. della Sala’s Present Termination and Change of Control Provisions – Employment Agreement with Foster Wheeler Inc.
Mr. della Sala’s present employment agreement with Foster Wheeler Inc. provides that in the event of any termination of Mr. della Sala’s employment, he will be entitled to receive the following amounts: (i) annual U.S. base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.
The employment agreement provides that in the event of termination of employment during the term by us without cause, or by Mr. della Sala for good reason, we will provide to Mr. della Sala, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his U.S. base salary at the rate in effect on the date of termination payable, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vii) two years of additional age and service credit under any pension plans to the extent Mr. della Sala was participating in them on his termination date.
As to change of control, Mr. della Sala’s present employment agreement provides that if, within thirteen months of a “change of control,” as defined in the agreement, we terminate Mr. della Sala’ employment other than for “cause,” as defined in the agreement, or disability, or if the executive terminates employment for “good reason,” as defined in the agreement (to include, among other things, Mr. della Sala’s termination of his employment for any reason within the thirty-day period commencing on the first anniversary of the change of control), Mr. della Sala will be entitled to receive a lump sum cash payment of the following amounts: (i) his U.S. base salary through the date of termination, plus (ii) his proportionate annual short-term incentive compensation, plus (iii) any unpaid deferred compensation and his vacation pay. Mr. della Sala will also be entitled to receive a lump sum cash payment of three times the sum of the following: (i) his U.S. base salary, (ii) €195,000, and (iii) the highest annual short-term incentive compensation. The foregoing amounts would be reduced by certain entitlements he would receive under Italian law and the National Contract related to the contemporaneous termination of his employment with FWGE&C. The agreement also provides for payments sufficient to allow him to continue his health and welfare benefits at the active employee costs for five years and a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. della Sala would have received if he had remained employed for three years after the date of his termination. We will also provide Mr. della Sala with outplacement services, and Mr. della Sala may tender restricted stock (whether vested or not) in exchange for cash.
In addition, as soon as possible following a change of control, Mr. della Sala will be paid a short-term incentive bonus for the year in which the change of control takes place.
If any payments to Mr. della Sala, whether related to a change of control or otherwise, would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. della Sala in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the change of control agreement will be paid by us.

If any of the payments due to Mr. della Sala are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.
Employment Agreement for Beth B. Sexton
We entered into an employment agreement with Ms. Sexton as of April 7, 2008. Under the agreement, Ms. Sexton serves as our Executive Vice President of Human Resources and is to perform duties consistent with this position. The agreement expires on its third anniversary, but is automatically extended for one-year terms unless either party provides the other with notice of non-extension at least 90 days prior to the expiration of the original term or any extension thereof. The agreement also terminates upon the occurrence of Ms. Sexton’s death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.
Ms. Sexton is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed. As of January 1, 2009, Ms. Sexton’s base salary is $388,360.
Ms. Sexton’s employment agreement provides for an annual short-term incentive compensation target of 60% of base salary up to a maximum of 120% of base salary based upon targeted business objectives as established by the Chief Executive Officer. Effective January 1, 2009, Ms. Sexton’s target was increased to 65% of base salary up to a maximum of 130% of base salary based upon targeted business objectives as established by our Compensation Committee.
The agreement provides eligibility for annual stock option grants as determined by the Compensation Committee of the Board. The agreement also entitles Ms. Sexton to grants of restricted share units and options, each valued at $225,000, which grants were made on May 15, 2008, in the amounts of 3,234 and 7,553 respectively. The foregoing grants are subject to separate agreements in our usual form, were granted using our usual award methodology, and consisted in part of options having an exercise price equal to the fair market value of our shares on the grant dates.
Ms. Sexton is entitled to an annual five-week paid vacation period. Ms. Sexton is also entitled to the following perquisites and benefits:
•
those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at her level;

•	an allowance for an automobile;
•	home office equipment; and
•	an annual physical examination.
Ms. Sexton has agreed to keep confidential all non-public information regarding us that she receives during the term of her employment. She also agreed that upon termination she will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) two and one-half years following terminations without cause and resignations with good reason, if either of foregoing occurs within 13 months of a change of control, and (ii) one and one-half years following all other terminations.
In addition to any rights to indemnification to which Ms. Sexton is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify her at all times during and after the term of her employment agreement, and, to the maximum extent permitted by law, will pay her expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

'

Ms. Sexton’s Termination and Change of Control Provisions
In the event of any termination of Ms. Sexton’s employment, she will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.
For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform her duties, (vi) gross negligence or willful misconduct in performance of her duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of her position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. “Good reason” means a material negative change in the employment relationship without Ms. Sexton’s consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at her level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of her principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after she has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Ms. Sexton must notify us within ninety days of the event and provide us with thirty days to cure.
In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, by us by way of notice of non-extension, or by Ms. Sexton for good reason, we will provide to Ms. Sexton, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 18 months of her base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 150% of her annual short-term incentive compensation at target, (iii) payments sufficient to allow her to continue any health and welfare benefits at the active employee costs for 18 months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000.
If, within thirteen months of a “change of control,” as defined in the agreement, we terminate Ms. Sexton’s employment other than for “cause” or disability or if Ms. Sexton terminates her employment for “good reason,” we will provide to Ms. Sexton, in addition to those payments to be paid or provided upon any termination, (i) her proportionate annual short-term incentive compensation (to the extent not already paid), (ii) a lump sum cash payment of two and one-half times the sum of her base salary and the highest annual short-term incentive compensation, (iii) two and one-half years of continuation of certain employee welfare benefits, (iv) the right to tender restricted stock (whether vested or not) in exchange for cash, and (v) outplacement services. If any payments to Ms. Sexton would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Ms. Sexton in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.
In addition, as soon as possible following a change of control, Ms. Sexton will be paid a short-term incentive bonus for the year in which the change of control takes place.
If any of the payments due to Ms. Sexton are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of her termination date.

Outstanding Equity Awards as of Fiscal Year End 2008
The following table sets forth the outstanding equity awards for each of our named executive officers as of December 26, 2008.

	Option Awards						Stock Awards
	Number of		Number of				Number of		Market Value
	Securities		Securities				Shares or		of Shares or
	Underlying		Underlying				Units		Units of
	Unexercised		Unexercised		Option		of Stock		Stock
	Options		Options		Exercise	Option	That Have		That Have
	(#)		(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($) (1)
Raymond J. Milchovich	130,000	(2)	—		$49.850	10/22/2011	—		$—
	373,387	(3)	186,693	(3)	$21.735	8/10/2011	—		$—
	—		927,407	(4)	$21.430	11/12/2013	—		$—
	—		—		$—	—	82,980	(5)	$1,945,051
	—		—		$—	—	408,920	(4)	$9,585,085

Franco Baseotto	50	(6)	—		$150.625	4/26/2009	—		$—
	100	(7)	—		$56.875	1/2/2011	—		$—
	2,114	(8)	4,224	(8)	$25.050	12/31/2011	—		$—
	1,626	(9)	3,250	(9)	$28.495	12/31/2011	—		$—
	912	(10)	1,826	(10)	$47.660	12/31/2011	—		$—
	—		9,478	(11)	$70.950	12/31/2012	—		$—
	—		4,019	(12)	$48.100	8/13/2013	—		$—
	—		65,590	(13)	$21.430	12/31/2013	—		$—
	—		—		$—	—	1,876	(8)	$43,973
	—		—		$—	—	1,398	(9)	$32,769
	—		—		$—	—	744	(10)	$17,439
	—		—		$—	—	4,070	(11)	$95,401
	—		—		$—	—	1,764	(12)	$41,348
	—		—		$—	—	29,003	(13)	$679,830

Peter J. Ganz	11,134	(8)	22,268	(8)	$25.050	12/31/2011	—		$—
	—		12,800	(11)	$70.950	12/31/2012	—		$—
	—		47,701	(13)	$21.430	12/31/2013	—		$—
	—		—		$—	—	9,888	(8)	$231,775
	—		—		$—	—	5,496	(11)	$128,826
	—		—		$—	—	21,093	(13)	$494,420

Umberto della Sala	200	(14)	—		$135.000	1/4/2009	—		$—
	300	(7)	—		$56.875	1/2/2011	—		$—
	12,192	(8)	24,380	(8)	$25.050	12/31/2011	—		$—
	—		11,794	(9)	$28.495	12/31/2011	—		$—
	—		194,431	(15)	$65.620	3/4/2013	—		$—
	—		—		$—	—	10,826	(8)	$253,761
	—		—		$—	—	5,076	(9)	$118,981
	—		—		$—	—	80,254	(15)	$1,881,154

Beth B. Sexton	—		7,553	(16)	$78.630	5/14/2013	—		$—
	—		26,832	(13)	$21.430	12/31/2013	—		$—
	—		—		$—	—	3,234	(16)	$75,805
	—		—		$—	—	11,864	(13)	$278,092

(1)	Calculated using our closing share price of $23.44 on December 26, 2008.

(2)	Granted on October 22, 2001 as an inducement award as provided by Mr. Milchovich’s employment agreement.

(3)	Granted on August 11, 2006 under the LTI Plan; the unexercisable options vest on August 11, 2009.

(4)
Granted on November 13, 2008 under the LTI plan as provided by Mr. Milchovich’s employment agreement; one-third vests on November 13, 2009, one-third vests on November 13, 2010 and one-third vests on November 13, 2011.

(5)	Granted on August 11, 2006 under the LTI Plan; vests on August 11, 2009.

(6)	Granted on April 26, 1999 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(7)	Granted on January 2, 2001 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(8)
Granted on November 15, 2006 under the LTI Plan; one-half of the unexercisable options and restricted share units vested on December 31, 2008 and the other half of the unexercisable options and restricted share units vests on December 31, 2009.

(9)
Granted on March 7, 2007 under the LTI Plan; one-half of the unexercisable options and restricted share units vested on December 31, 2008 and the other half of the unexercisable options and restricted share units vests on December 31, 2009.

(10)
Granted on August 15, 2007 under the LTI Plan; one-half of the unexercisable options and restricted share units vested on December 31, 2008 and the other half of the unexercisable options and restricted share units vests on December 31, 2009.

(11)	Granted on November 15, 2007 under the LTI Plan; one-third vested on December 31, 2008, one-third vests on December 31, 2009 and one-third vests on December 31, 2010.

(12)	Granted on August 14, 2008 under the LTI Plan; one-third vested on December 31, 2008, one-third vests on December 31, 2009 and one-third vests on December 31, 2010.

(13)	Granted on November 13, 2008 under the LTI Plan; one-third vests on December 31, 2009, one-third vests on December 31, 2010 and one-third vests on December 31, 2011.

(14)	Granted on January 4, 1999 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(15)
Granted on March 5, 2008 under the LTI Plan; one-fourth vested on December 31, 2008, one-fourth vests on December 31, 2009, one-fourth vests on December 31, 2010 and one-fourth vests on December 31, 2011.

(16)	Granted on May 15, 2008 under the LTI Plan; one-third vested on December 31, 2008, one-third vests on December 31, 2009 and one-third vests on December 31, 2010.

Option Exercises and Stock Vested for Fiscal 2008
The following table sets forth the aggregate number of stock options exercised and restricted share/restricted share unit awards that vested for each of our named executive officers during the year ended December 26, 2008. The table also sets forth the value realized on the exercise of stock options (the difference between our closing market share price on the date of exercise and the option exercise price) and the vesting of restricted shares or restricted share units (our closing market share price on the date of vesting). The stock options and restricted shares/restricted share units resulted from awards under the Foster Wheeler Ltd. 2004 Stock Option Plan or the Foster Wheeler AG Omnibus Incentive Plan.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Raymond J. Milchovich	—	$—	82,980	$4,139,042
Franco Baseotto	—	$—	2,010	$154,959
Peter J. Ganz	26,082	$1,026,476	4,946	$381,308
Umberto della Sala	45,898	$2,963,110	7,952	$613,053
Beth B. Sexton	—	$—	—	$—

Pension Benefits for Fiscal 2008
We have a number of qualified defined benefit pension plans for eligible employees. However, the only named executive officer eligible to participate in a defined benefit pension plan is Mr. Milchovich. The Foster Wheeler Inc. Salaried Employees Pension Plan provides for benefits determined under either a final average pay formula or a cash balance accrual. Employees as of December 31, 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as of December 31, 1998 and accrue benefits under the new cash balance formula. Employees hired after December 31, 1998, including Mr. Milchovich, are covered under the cash balance formula only. On May 31, 2003, the Foster Wheeler Inc. Salaried Employees Pension Plan was frozen and no further benefit accruals occurred after that date.
The following table sets forth the service and the value of the pension benefits payable at normal retirement for Mr. Milchovich, the only named executive officer eligible to participate in a defined benefit pension plan.

		Number	Present		Payments
		of Years	Value of		During
		Credited	Accumulated		Last
		Service	Benefit		Fiscal Year
Name	Plan Name	(#)	($) (1)		($)
Raymond J. Milchovich	Foster Wheeler Inc. Salaried Employees Pension Plan	1	$16,346	(2)	$—
Franco Baseotto	—	—	$—		$—
Peter J. Ganz	—	—	$—		$—
Umberto della Sala	—	—	$—		$—
Beth B. Sexton	—	—	$—		$—

(1)
Determined using the same actuarial assumptions (except using an assumed retirement age of 65 for Mr. Milchovich) used in the preparation of our consolidated financial statements. For more information, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 26, 2008: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 8, “Pensions and Other Postretirement Benefits” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”

(2)
Mr. Milchovich’s accumulated benefit is determined under a non-contributory cash balance benefit formula. The cash balance account is based on the annual pay credit equal to percentages disclosed in the chart below and interest credited each year is the 12-month average of the 30-year Treasury bond rate for the preceding year. For Mr. Milchovich, the percentage in fiscal 2008 was 6.0%. The cash balance benefit is the actuarial equivalent of the cash balance account at retirement.

Cash balance is based on annual pay credit equal to:

Age Last Birthday
as of End of Plan Year	Percentage of Plan Earnings
Under 25	1.5%
25 – 29	2.0%
30 – 34	2.5%
35 – 39	3.0%
40 – 44	4.0%
45 – 49	5.0%
50+	6.0%

Termination and Change in Control Payments
Termination and Change of Control Payments Provided for in Executive Employment Agreements
The termination and change of control payments that are provided for in our employment agreements with our named executive officers are described in the section of this document entitled “Employment Agreements.”
Other Change-in-Control Arrangements Applicable to Named Executive Officers
Under the LTI Plan following a change of control (as defined in the plan), unless otherwise specifically prohibited under applicable law, or by rules and regulations of any governing governmental agencies or national securities exchanges: (i) all stock options granted will become immediately vested and exercisable, (ii) any period of restriction and other restrictions imposed on restricted stock or restricted share units will lapse and such awards shall become fully vested, and, (iii) if we were to grant awards in the future with performance-based vesting, unless otherwise specified in an award agreement, the target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the effective date of the change of control, and payout shall be based on assumed achievement of the target payout level and the length of the performance period that has elapsed before the change in control occurs.
Under the Foster Wheeler Inc. 1995 Stock Option Plan, the executive has the right, following a change of control, to surrender his or her options to us and receive, in cash, the difference between the change of control price of the shares covered by the options and the exercise price of the options. Under certain conditions for certain executives, the change of control price could be higher than the fair market value of the shares on the day they are tendered by the executive.
Potential Post-Employment Payments Table
The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, resignation for good reason, termination for cause, voluntary termination, termination as a result of death or disability, termination as a result of retirement and termination as a result of change in control of Foster Wheeler, as per company policy and their respective employment agreements, which are described above in the section of this document entitled “Employment Agreements.”
The potential payments represent the value transfer as a result of the termination event, which we have assumed to occur as of the last day of our fiscal year (December 26, 2008). The potential payments exclude base salary earned but unpaid as of December 26, 2008, short-term incentive compensation for fiscal year 2008, accrued but unpaid vacation as of December 26, 2008, which is available to all salaried employees, and the continuation of certain employee benefits pursuant to the terms of the Foster Wheeler employee benefit plans, which is available to all salaried employees. The value estimated to be realized upon the acceleration of unvested restricted share awards and stock options assumes a share price of $23.44, which was the closing market price of our common shares on December 26, 2008.

	Raymond J.		Franco		Peter J.		Umberto		Beth B.
Potential Post-Employment Payments	Milchovich		Baseotto		Ganz		della Sala (1)		Sexton
Total assuming terminated without cause or resigned for good reason:
Annual base salary	$2,063,880	(2)	$900,000	(2)	$928,200	(2)	$1,900,523	(3)	$570,000	(4)
Annual incentive bonus	2,063,880	(5)	675,000	(6)	649,740	(7)	1,164,719	(8)	342,000	(9)
Continuing health and welfare benefits	40,126	(10)	33,076	(10)	32,904	(10)	40,126	(10)	23,274	(11)
Executive career assistance	8,000	(12)	8,000	(12)	8,000	(12)	8,000	(12)	8,000	(12)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 26, 2008	13,712,536	(13)	1,042,597	(13)	950,900	(13)	2,253,897	(13)	407,829	(13)

Total	$17,888,422		$2,658,673		$2,569,744		$5,367,265		$1,351,103

Terminated for cause or voluntarily terminated other than for good reason	$—		$—		$—		$—		$—

Terminated as a result of disability:
Annual base salary	$1,031,940	(14)	$—	(15)	$—	(15)	$—	(16)	$—	(15)
Annual incentive bonus	—		—		—		—		—
Continuing health and welfare benefits	40,126	(10)	—	(15)	—	(15)	—		—	(15)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 26, 2008	13,712,536	(13)	1,042,597	(13)	950,900	(13)	2,253,897	(13)	407,829	(13)

Total	$14,784,602		$1,042,597		$950,900		$2,253,897		$407,829

Terminated as a result of death:
Annual base salary	$1,031,940	(14)	$—		$—		$—		$—
Annual incentive bonus	—		—		—		—		—
Continuing health and welfare benefits	40,126	(10)	—		—		—		—
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 26, 2008	13,712,536	(13)	1,042,597	(13)	950,900	(13)	2,253,897	(13)	407,829	(13)

Total	$14,784,602		$1,042,597		$950,900		$2,253,897		$407,829

Terminated as a result of retirement:
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 26, 2008	$—	(17)	$—	(17)	$—	(17)	$—	(17)	$—	(17)

Total	$—		$—		$—		$—		$—

Terminated as a result of a change in control:
Annual base salary	$3,095,820	(18)	$1,350,000	(18)	$1,392,300	(18)	$2,385,823	(19)	$950,000	(20)
Annual incentive bonus	3,095,820	(21)	2,025,000	(22)	1,949,220	(22)	3,494,157	(22)	1,140,000	(23)
Continuing health and welfare benefits	60,189	(24)	82,690	(25)	82,260	(25)	100,315	(25)	38,790	(26)
Executive career assistance	8,000	(12)	8,000	(12)	8,000	(12)	8,000	(12)	8,000	(12)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 26, 2008	13,712,536	(13)	1,042,597	(13)	950,900	(13)	2,253,897	(13)	407,829	(13)
Gross up payment for excise taxes paid	—		2,122,707	(27)	—		2,722,561	(27)	1,062,095	(27)

Total	$19,972,365		$6,630,994		$4,382,680		$10,964,753		$3,606,714

(1)	Conversion to U.S. dollars from euros is calculated using the exchange rate as of December 26, 2008.

(2)	Represents two years of annual base salary.

(3)
Represents two years of U.S. annual base salary, the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the Italian contractual term and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in his Italian agreement.

(4)	Represents 18 months of annual base salary.

(5)	Represents two years of annual short-term incentive compensation, at stated target of 100% of annual base salary.

(6)	Represents two years of annual short-term incentive compensation, at stated target of 75% of annual base salary.

(7)	Represents two years of annual short-term incentive compensation, at stated target of 70% of annual base salary.

(8)	Represents two years of annual short-term incentive compensation, at stated target of 120% of annual base salary.

(9)	Represents one and one-half years of annual short-term incentive compensation, at stated target of 60% of annual base salary.

(10)	Represents two years of continuing health and welfare benefits.

(11)	Represents 18 months of continuing health and welfare benefits.

(12)	Represents the cost of executive career assistance.

(13)
Represents the value estimated to be realized had the vesting of restricted share awards, restricted share unit awards and stock options been accelerated to December 26, 2008. The value of restricted share awards and restricted share unit awards was estimated by multiplying the number of accelerated restricted share awards by a share price of $23.44, the closing market price on December 26, 2008. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between a share price of $23.44 and the stated exercise price of the stock option.

(14)	Represents one year of annual base salary.

(15)
The named executive officer has elected to participate in our long-term disability insurance program, which is available to all eligible employees. The disability insurance premiums are paid solely by the named executive officer to an unrelated third-party insurance carrier. In the event of a named executive officer’s disability, the insurer would be responsible for disability payments to him. Upon a termination based on disability, we allow eligible employees, including the named executive officer, to continue participation in our health benefits coverage at employee cost, which is subsidized by us.

(16)
In the case of disability, Mr. della Sala might claim under certain circumstances that he is entitled to seek to be awarded damages equal to his Italian base salary that would have been earned from the date of termination through the natural expiration of the Italian contractual term.

(17)	Named executive officer was not eligible to retire due to his age as of December 26, 2008 under the terms of the plan and the award agreements.

(18)	Represents three years of annual base salary.

(19)
Represents three years of U.S. annual base salary, €585,000, the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the Italian contractual term and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in his Italian agreement.

(20)	Represents two and one-half years of annual base salary.

(21)	Represents three years of annual short-term incentive compensation, at stated target of 100% of annual base salary.

(22)	Represents three times the highest annual short-term incentive compensation awarded over the prior three years.

(23)	Represents two and one-half times the highest annual short-term incentive compensation awarded over the prior three years.

(24)	Represents three years of continuing health and welfare benefits.

(25)	Represents five years of continuing health and welfare benefits.

(26)	Represents 30 months of continuing health and welfare benefits.

(27)
Represents the gross up payment for excise taxes estimated to be incurred in accordance with Internal Revenue Code Section 280G and Internal Revenue Code Section 4999. The gross up payment was estimated using a 20% excise tax, 35% federal income tax, 8.97% state income tax and 1.45% Medicare tax. Internal Revenue Code Section 280G provides that “employment agreements” entered into within one year of the date of a change in control are presumed to have been “contingent” on the change in control, absent clear and convincing evidence to the contrary. If the presumption is not rebutted, the full value of the payments made under the employment agreements, as opposed to the lower, modified value otherwise permitted under the Internal Revenue Code Section 280G, would be deemed to be change in control payments. For the purpose of these calculations, we have assumed that we would be able to rebut the presumption and that therefore only the lower, modified value would be deemed to be part of the change in control payments. A contrary assumption could under certain circumstances result in higher taxes and therefore an increase in termination payments being made upon a change in control.

Transactions with Related Persons, Promoters and Certain Control Persons
Our Board of Directors has adopted a written policy and procedures under which our Audit Committee evaluates and considers for approval and/or ratification transactions, arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons on the other hand. Under the policy, any transaction involving more than $120,000, including any financial transaction, arrangement, relationship, indebtedness or guarantee between us and any related party, including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. However, the following will not be considered related party transactions: (1) executive compensation arising from a relationship or transaction that is otherwise required to be reported by us such as salary, bonuses and equity grants; (2) compensation that would have been required to be reported had such person been an executive officer provided that such compensation was approved or recommended to our Board of Directors for approval by our Compensation Committee; (3) a transaction, relationship or arrangement where the applicable rates and charges were determined by competitive bids; (4) a transaction, relationship or arrangement involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (5) interests arising solely from the ownership of a class of our equity securities, where all holders of that class of our equity securities received the same benefit on a pro rata basis. Additionally, any relationship, transaction or arrangement that any director has with us or any other person (directly or as a partner, shareholder, director or officer of any entity or organization) which such director believes could interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director will also be subject to the policy.
To the extent practicable, related party transactions are presented to our Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third-party and the nature of any director’s or officer’s involvement in the transaction. Our management will notify our Audit Committee not less frequently than annually of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. We have adopted procedures to implement the foregoing policies.
During fiscal 2008, there were no reportable transactions between us and any related person.
In February 2007, our Audit Committee considered the fact that we will likely seek business from NRG Energy, Inc. or one of its subsidiaries, all of which we refer to as NRG. NRG is a wholesale power generation company and periodically purchases equipment and/or services from us. One of our directors is NRG’s Executive Vice President and Chief Financial Officer. Our Audit Committee determined prospectively to approve all transactions that take place between us and NRG so long as our director has no significant direct involvement in the transaction, the transaction is not material either to him or to NRG and the total of all transactions between us and NRG in a reporting year involves payment to us of no more than $10,000,000. At least annually, we will present a summary report to the Audit Committee of all NRG related transactions that, absent this approval, would otherwise be reportable related party transactions.

Proposals of Shareholders for the 2010 Annual General Meeting
Under our Articles of Association, shareholders who wish to nominate persons for election to our Board of Directors or propose any business at the annual general meeting of shareholders to be held in 2010 must submit their nominations or proposals to us by February 14, 2010, which date is 45 calendar days in advance of the anniversary of the date that we filed our proxy statement for the previous year’s annual general meeting with the SEC. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as set forth in our Articles of Association and as would be required to be included in a proxy statement pursuant to the rules of the SEC. SEC rules provide that if we change the date of our annual general meeting of shareholders to be held in 2010 more than 30 days from the anniversary of the date of the 2009 Annual General Meeting, this deadline will instead be a reasonable time before we begin to print and mail our proxy materials. Notwithstanding the foregoing, under Swiss law, shareholders registered with voting rights in the share register may, at a general meeting, raise counterproposals related to any item on the agenda. The Secretary should be contacted in writing at Office of the Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000 to submit a nomination or proposal to obtain additional information as to the proper form of a nomination or proposal.
Our Board of Directors is not aware of any matters that are expected to come before the Annual General Meeting other than those described in this proxy statement. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with the instructions received. In the absence of instructions, the members of management appointed as proxy agent by the Board of Directors will vote in accordance with the recommendations of the Board of Directors and the independent proxy will not be entitled to vote.

By Order of the Board of Directors
PETER J. GANZ
Executive Vice President, General Counsel and Secretary

March 31, 2009

FOSTER WHEELER AG
PROXY
2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” PROPOSALS 1, 2 and 3
Please Mark Here [   ] For Address Change or Comments
SEE REVERSE SIDE

Proposal 1.	Re-Election of three directors, for terms expiring in 2012.

Nominees:	FOR	AGAINST	ABSTAIN
1.1 Robert C. Flexon	[ ]	[ ]	[ ]
1.2 Maureen B. Tart-Bezer	[ ]	[ ]	[ ]
1.3 James D. Woods	[ ]	[ ]	[ ]

Proposal 2.	Re-Election of PricewaterhouseCoopers	FOR	AGAINST	ABSTAIN
	AG, Switzerland, as our independent	[ ]	[ ]	[ ]
auditor (“Revisionsstelle”) for 2009

		FOR	AGAINST	ABSTAIN
Proposal 3.	Ratification of the appointment of	[ ]	[ ]	[ ]
PricewaterhouseCoopers LLP as
our independent registered public accounting
firm for 2009 (consultative vote).
In the event counterproposals, alterations or amendments of the agenda items or other matters are raised at the annual general meeting, I instruct the appointed proxies to vote as follows

FOR the recommendation	ABSTAIN
of the Board of Directors
[ ]	[ ]

Please mark this box [ ]
if you plan to
attend the Annual
Meeting in Switzerland

Please mark this box [ ]
if you wish to
appoint the independent
proxy as your proxy

SIGNATURE	SIGNATURE	DATE

NOTE: Please sign your name exactly as it appears above.
Joint owners should each sign.
When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such.
By signing above, I agree to the statements on the reverse side of this proxy.

^ FOLD AND DETACH HERE ^

FOSTER WHEELER AG
PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2009 AT FOCUS BUSINESS CENTER
DAMMSTRASSE 19, 6301 ZUG, SWITZERLAND
Unless the undersigned has marked the box on the reverse of this card labeled “Please mark this box if you wish to appoint the independent proxy as your proxy,” the undersigned hereby appoints Raymond J. Milchovich, Peter J. Ganz and John A. Doyle, Jr., each with power to act without the other and with full power of substitution, as proxies to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned at the annual general meeting of shareholders to be held at the above indicated place and date or any postponements thereof.
By marking the box on the reverse side of the card labeled “Please mark this box if you wish to appoint the independent proxy as your proxy,” the undersigned hereby appoints Sandro Tobler, attorney-at-law and notary public, Reichlin & Hess, Hofstrasse 1, 6300 Zug as independent proxy according to article 689c Swiss Code of Obligations, will full power of substitution, as proxy to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned at the annual general meeting of shareholders to be held at the above indicated place and date or any postponements thereof.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specific instruction is given, the shares represented by this proxy will be voted “FOR” the proposals listed on the reverse side and for the recommendations of the Board of Directors with regard to counterproposals, alterations or amendments of the agenda items or other matters that may be raised at the annual general meeting. This proxy card, once duly signed, remains valid until revoked by the undersigned. It remains valid for any postponements of the annual general meeting or any agenda items thereof.
(Continued, and to be marked, signed and dated on the other side)

Address change/comments (mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

ADMISSION TICKET
If you choose to attend the Foster Wheeler AG Annual General Meeting of Shareholders on May 6, 2009 at 1:00 p.m., Central European Time, at the Focus Business Center, Dammstrasse 19, 6301 Zug, Switzerland, in person, please mark the appropriate box on the Proxy Card, sign and date the Proxy Card and return it in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Annual General Meeting. In addition, present this admission card, together with proof of identification upon admission to the meeting. If you have several admission cards, please present all of them for validation at the meeting.
You must Separate This Admission Card Before Returning the Proxy Card in the Enclosed Envelope
THIS TICKET IS NOT TRANSFERABLE